Exhibit 10.10

Execution

CREDIT AGREEMENT

dated as of

November 4, 2022

Among

GE HEALTHCARE HOLDING LLC,

as the Borrower,

CITIBANK, N.A.,

as the Administrative Agent,

And

The Lenders Party Hereto

$2,500,000,000 REVOLVING DOLLAR AND EURO CREDIT FACILITY

CITIBANK, N.A., BOFA SECURITIES, INC., BNP PARIBAS SECURITIES CORP.,

GOLDMAN SACHS BANK USA and MORGAN STANLEY SENIOR FUNDING, INC.,

as Joint Bookrunners and Joint Lead Arrangers

BOFA SECURITIES, INC.,

as Syndication Agent

BNP PARIBAS SECURITIES CORP., GOLDMAN SACHS BANK USA and MORGAN

STANLEY SENIOR FUNDING, INC.,

as Documentation Agents

i

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SCHEDULES:

Schedule 1.01	Applicable Margin

Schedule 2.01	Commitments

EXHIBITS:

Exhibit A	Form of Assignment and Acceptance

Exhibit B-1	Form of Increased Facility Activation Notice

Exhibit B-2	Form of New Lender Supplement

Exhibit C-1	Form of Tax Certificate (For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Exhibit C-2	Form of Tax Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Exhibit C-3	Form of Tax Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Exhibit C-4	Form of Tax Certificate (For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Exhibit D	Form of Compliance Certificate

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CREDIT AGREEMENT (this “Agreement”), dated as of November 4, 2022, among GE HEALTHCARE HOLDING LLC (the “Borrower”), the Lenders (as defined below) party hereto and CITIBANK, N.A., as the Administrative Agent (as defined below).

The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Additional Lender” has the meaning set forth in Section 2.21(c).

“Adjusted Term SOFR Rate” means, with respect to any Term Benchmark Borrowing denominated in Dollars for any Interest Period, an interest rate per annum equal to (a) the Term SOFR for such Interest Period, plus (b) the Term SOFR Adjustment; provided that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Administrative Agent” means Citibank, N.A., in its capacity as administrative agent for the Lenders hereunder. The Administrative Agent may act through one or more affiliates in London.

“Administrative Agent Fee Letter” means that certain fee letter, dated as of October 19, 2022, by and among the Borrower and the Administrative Agent.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreed Currencies” means Dollars and Euros.

“Alternate Base Rate” means for any day a floating rate per annum equal to the higher of (i) 100% of the Prime Rate or (ii) the Federal Funds Effective Rate for such day; provided that any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, as the case may be.

“Alternative Currency” means Euros.

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Borrower and its affiliated companies from time to time concerning or relating to bribery or corruption.

“Anti-Money Laundering Laws” has the meaning given to such term in Section 3(h).

“Applicable Issuing Bank” means, with respect to any Letter of Credit, the Issuing Bank that has issued or shall issue such Letter of Credit, and with respect to any LC Disbursement, the Issuing Bank that has made such LC Disbursement.

“Applicable Law” or “Applicable Laws” means, with respect to any Person, laws, common law, statutes, judgments, decrees, rules, constitutions, treaties, conventions, regulations, codes, ordinances, orders, and legally enforceable requirements of all Governmental Authorities, in each case, applicable to such Person.

“Applicable Margin” has the meaning set forth on Schedule 1.01

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.

“Available Tenor” means, as of any date of determination and with respect to any then-current Benchmark for any Agreed Currency, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.11(e).

“Availability Period” means, with respect to the making of Loans, the period from and including the Closing Date to but excluding the earlier of the Final Maturity Date and the date of the termination of the relevant Commitments.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Secrecy Act” means The Currency and Foreign Transactions Reporting Act (31 U.S.C. §§ 5311-5330), as amended.

“Benchmark” means, initially, with respect to any (i) Term Benchmark Borrowing denominated in Dollars, the Term SOFR Screen Rate or (ii) Term Benchmark Borrowing denominated in Euros, the EURIBOR Screen Rate; provided that if a Benchmark Transition Event has occurred with respect to any then-current “Benchmark” for any Agreed Currency, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.11(b).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event for any applicable Benchmark, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body for the applicable Agreed Currency or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to such then-current Benchmark for syndicated credit facilities at such time for the applicable Agreed Currency and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of any then-current Benchmark for any Agreed Currency with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Agreed Currency at such time.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to any then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to any then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event with respect to any applicable Benchmark, the earlier of (a) the applicable Benchmark Replacement Date with respect to each Benchmark and (b) if such Benchmark Transition Event with respect to such Benchmark is a public statement or publication of information of a prospective event, the 90th day prior to the expected day of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means, with respect to any applicable Benchmark, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.11 and (b) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.11.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America (or any successor).

“Borrower” has the meaning given to such term in the preamble hereto.

“Borrowing” means Loans of the same Type, made to the Borrower, made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect.

“Borrowing Date” means any Business Day specified by the Borrower as a date on which the Borrower requests the Lenders to make Loans hereunder.

“Borrowing Request” means a request by the Borrower for a Borrowing in a form and substance reasonably approved by the Borrower and the Administrative Agent, and signed by the Borrower and delivered in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, the term “Business Day”, when used in connection with a EURIBOR Loan, shall also exclude any day on which the TARGET payment system is not open for the settlement of payment in Euro.

“Calculation Date” means (a) the last calendar day of each month (or, if such day is not a Business Day, the next succeeding Business Day); (b) with respect to any Letter of Credit denominated in Euros, each of the following: (i) the date on which such Letter of Credit is issued, (ii) the first Business Day of each calendar quarter and (iii) the date of any amendment of such Letter of Credit that has the effect of increasing the face amount thereof; and (c) at any time when a Default or Event of Default shall have occurred and be continuing, any other Business Day which the Administrative Agent may determine in its sole discretion to be a Calculation Date.

“Change Event” has the meaning given to such term in Section 2.12.

“Change in Law” has the meaning given to such term in Section 2.12.

“Change of Control” shall be deemed to have occurred if any Person or group of Persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding (i) any employee benefit plan of the Borrower and its Subsidiaries and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan and (ii) prior to the occurrence of the Spin, General Electric Company and its subsidiaries), shall have acquired beneficial ownership (within the meaning of Section 13(d) or 14(d) of the Exchange Act and the applicable rules and regulations thereunder) of more than 40% of the outstanding voting Equity Interests in the Borrower; provided that (i) the Spin and all transactions occurring on or before or substantially concurrently with the Spin shall not constitute a Change of Control and (ii) no acquisition of any non-voting Equity Interests of the Borrower by any Person or group of Persons shall constitute a Change of Control.

“Closing Date” has the meaning given to such term in Section 4.01.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans and to acquire participations in Letters of Credit hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.06, (b) increased from time to time pursuant to Section 2.01(c) or (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment, or in the New Lender Supplement pursuant to which such Lender shall have become a party hereto, as applicable.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D of a responsible officer, treasurer or assistant or deputy treasurer of the Borrower containing information and calculations required to demonstrate compliance with Section 6.03 (which delivery may be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes).

“Conduit Lender” means any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such

Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.12, 2.13, 2.16 or 9.03 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

“Conforming Changes” means, with respect to either the use or administration of Adjusted Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.11 and other technical, administrative or operational matters) that the Administrative Agent, in consultation with the Borrower, decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent, in consultation with the Borrower, decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Consolidated EBITDA” means, for any period, Consolidated Net Income attributable to the Borrower and its consolidated subsidiaries for such period excluding the effects of: (1) interest expense, amortization or write-off of debt discount and debt issuance costs, debt retirement costs and commissions, discounts and other fees and charges associated with indebtedness (including the Loans); (2) non-operating benefit costs; (3) provision for income taxes; (4) income (loss) from discontinued operations, net of taxes; (5) net income attributable to noncontrolling interests; (6) restructuring costs; (7) acquisition, disposition related charges; (8) “spin-off” and separation costs (including costs related to the Spin); (9) (gain)/loss of business dispositions/divestments; (10) amortization expenses, including impairments; (11) investment revaluation (gain)/loss; (12) equity compensation; (13) any extraordinary, unusual or non-recurring non-cash expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, non-cash losses on sales of assets outside of the ordinary course of business); (14) depreciation; and (15) adjustments for material mergers and acquisitions, investments or other related activity; provided that, the sum of clauses (6) and (7) above does not exceed an amount equal to 15% of Consolidated EBITDA in the aggregate for any period (before giving effect to any such adjustments). For the purpose of calculating Consolidated EBITDA for any Person for any period, if during such period such Person or any Subsidiary of such Person shall have made a Material Acquisition or Material Disposition, Consolidated EBITDA for such period shall be calculated after giving pro forma effect to such Material Acquisition or Material Disposition as if such Material Acquisition or Material Disposition occurred on the first day of such period.

“Consolidated Leverage Ratio” means, for any period, the ratio of (a) Net Debt of the Borrower and its Subsidiaries as of the end of such period to (b) Consolidated EBITDA of the Borrower and its Subsidiaries for such period.

“Consolidated Net Income” means, for any Person for any period, the net income of such Person and its consolidated Subsidiaries, determined on a consolidated basis for such period in accordance with GAAP.

“Consolidated Tangible Assets” means, at any date, Consolidated Total Assets minus (without duplication) the net book value of all assets which would be treated as intangible assets, as determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Assets” means, at any date, the net book value of all assets of the Borrower and its Subsidiaries as determined on a consolidated basis in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Exposure” means, with respect to any Lender at any time, the sum of (x) the outstanding principal amount of such Lender’s Loans and (y) such Lender’s Pro Rata Percentage of the aggregate LC Exposure at such time (to the extent such LC Exposure has not been ratably funded by the Lenders and remains outstanding at such time).

“Default” means any event or condition which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender, as reasonably determined by the Administrative Agent, that has (a) failed to fund any portion of its Loans (other than at the direction or request of any regulatory authority) within three Business Days of the date required to be funded by it hereunder, (b) notified the Borrower, the Administrative Agent or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit, (c) failed, within three Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent, (ii) become the subject of a public bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian publicly appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a public bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian publicly appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or (iii) become the subject of a Bail-In Action, unless in the case of clauses (a), (b) and (c) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding has not been satisfied.

Notwithstanding anything to the contrary above, a Lender (other than a Lender which is the subject of a Bail-In Action) will not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interests in, or other exercise of control over, such Lender or its parent company by any Governmental Authority, so long as such ownership or acquisition, or exercise of control, does not result in or provide such Lender with immunity from the jurisdiction of the courts of the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. In the event that the Administrative Agent and the Borrower each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then such Lender shall no longer be deemed to be a Defaulting Lender.

“Documentation Agents” means the Documentation Agents identified on the cover page of this Agreement.

“Dollars” or “$” refers to lawful money of the United States of America.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“EMU Legislation” means legislative measures of the European Union (including, without limitation, the European Council regulations) for the introduction of, changeover to or operation of the Euro in one or more member states.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements with any Governmental Authority, relating in any way to pollution, the protection of the environment, including natural resources, or health and safety, or to pollutants, contaminants or chemicals or any toxic or otherwise hazardous substances, materials or wastes.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974 and any regulations issued pursuant thereto, as amended from time to time.

“ERISA Event” means, in each case with respect to the Plan, (a) a Lien of the PBGC shall be filed against the Borrower under Section 4068 of ERISA and such Lien shall remain undischarged for a period of 180 days after the date of filing, (b) the Borrower shall fail to pay, within 90 days of the due date, any material amount which it shall have become liable to pay to the PBGC or to the Plan under Title IV of ERISA, (c) a determination that the Plan is in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA), (d) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to the Plan, (e) the receipt by the Borrower from the PBGC or a plan administrator of any notice relating to the intention to terminate or cause a trustee to be appointed to administer the Plan and such proceeding shall not have been dismissed or (f) conditions contained in Section 303(k)(1)(A) of ERISA for imposition of a lien shall have been met with respect to the Plan and a lien is placed on the Plan that remains undischarged for a period of 90 days.

“Erroneous Payment” has the meaning set forth in Section 9.14.

“Erroneous Payment Deficiency Assignment” has the meaning given to such term in Section 9.14(d)(i).

“Erroneous Payment Return Deficiency” has the meaning given to such term in Section 9.14(d)(i).

“Erroneous Payment Subrogation Rights” has the meaning given to such term in Section 9.14(e).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“EURIBOR” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the EURIBOR Rate.

“EURIBOR Rate” means, with respect to any EURIBOR Borrowing for any Interest Period, the rate per annum appearing on the appropriate page of the Reuters screen (it being understood that this rate is the Euro interbank offered rate sponsored by the European Money Markets Institute (known as the “EMMI”) and the Financial Markets Association (known as the

“ACI”)) (or on any successor or substitute page of Reuters, or any successor to or substitute for Reuters, providing rate quotations comparable to those currently provided on such page of Reuters, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in Euros in the London interbank market) (the “EURIBOR Screen Rate”) at approximately 11:00 a.m., Brussels time, two Business Days prior to the commencement of such Interest Period, as the rate for deposits in Euros with a maturity comparable to such Interest Period; provided that if the rate appearing on such screen at such time shall be less than the Floor, such rate shall be deemed to be the Floor for the purposes of this Agreement.

“EURIBOR Screen Rate” has the meaning given to such term in the definition of “EURIBOR Rate”.

“Euros” or “€” means the single currency of Participating Member States introduced in accordance with the provision of Article 123 of the Treaty and, in respect of all payments to be made under this Agreement in Euros, means immediately available, freely transferable funds.

“Events of Default” has the meaning assigned to such term in Article VII.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Exchange Rate” means, with respect to Euros on a particular date, the rate at which such currency may be exchanged into Dollars, as set forth on such date on the applicable Reuters currency page with respect to Euros. In the event that such rate does not appear on the applicable Reuters currency page, the Exchange Rate with respect to Euros shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower or, in the absence of such agreement, such Exchange Rate shall instead be the Administrative Agent’s (or its applicable affiliate’s) spot rate of exchange in respect of such currency, at or about 10:00 a.m., local time, at such date for the purchase of Dollars with Euros, for delivery two Business Days later; provided, that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) Taxes imposed on (or measured by) its net income or net profits and franchise Taxes (imposed in lieu of net income Taxes) by any jurisdiction as a result of such party being organized or resident, having its principal office or applicable lending office or doing business in such jurisdiction or having any other present or former connection with such jurisdiction (other than a business or other connection deemed to arise solely from such person having executed, delivered, become a party to, or performed its obligations or received a payment under, or enforced and/or engaged in any activities contemplated with respect to, this Agreement), (b) any withholding or Taxes attributable to any person’s failure to comply with any of Section 2.13(e), (f) and (i) of this Agreement, (c) any Tax that is imposed pursuant to a law in effect at the time such Lender becomes a party to this Agreement or designates a new lending office, except to the extent that such Lender or its assignor, if any, was entitled, immediately prior to such designation of a new lending office or assignment, to receive additional amounts from the Borrower with respect to any Tax pursuant to Section 2.13 and other than pursuant to an assignment request of the Borrower under Section 2.15, (d) any Tax in the nature of the branch profits Tax within the meaning of Section 884(a) of the Code and any similar Tax imposed by any jurisdiction and (e) any withholding Taxes that are imposed by reason of or pursuant to FATCA.

“Extension Request” means a written request from the Borrower to the Administrative Agent requesting an extension of the Final Maturity Date pursuant to Section 2.21.

“Facility” means the Loans and the Commitments, in each case, provided to or for the benefit of the Borrower pursuant to the terms of this Agreement.

“Facility Fee” has the meaning given to such term in Section 2.09(a).

“Facility Fee Rate” has the meaning given to such term in Section 2.09(a).

“FATCA” means Sections 1471–1474 of the Code as of the date of this Agreement (or any successor Code provisions that are substantively similar thereto and which do not impose criteria that are materially more onerous than those contained in such Sections as of the date of this Agreement), any current or future regulations issued thereunder or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreements implementing any of the foregoing and any fiscal or regulatory legislation, rules or practices adopted pursuant to any of the foregoing.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it; provided that if the rate so published or quoted at such time shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Fee Letters” means the collective reference to the fee letters entered into by the Borrower, the Administrative Agent and the Lead Arrangers, in each case dated as of October 19, 2022.

“Final Maturity Date” means the later of (a) the fifth anniversary of the Closing Date and (b) if the maturity date is extended pursuant to Section 2.21, such extended maturity date as determined pursuant to such Section; provided, however, that, in each case, if such date is not a Business Day, then the Final Maturity Date shall be the immediately preceding Business Day.

“Fitch” means Fitch, Inc. or any successor.

“Floor” means 0.00%.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government including any applicable supranational bodies (such as the European Union or the European Central Bank).

“Increased Facility Activation Notice” means a notice substantially in the form of Exhibit B-1.

“Increased Facility Closing Date” means any Business Day designated as such in an Increased Facility Activation Notice.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments and (c) all guarantees by such Person of Indebtedness of others.

“Indemnified Taxes” means Taxes (other than Excluded Taxes and Other Taxes) that are imposed on or with respect to any payment by, or on account of an obligation of, the Borrower hereunder.

“Indemnitee” has the meaning given to such term in Section 9.03(b).

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.05.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Term Benchmark Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term Benchmark Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Term Benchmark Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (in each case, subject to the availability thereof), as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period pertaining to a Term Benchmark Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no Interest Period shall extend beyond the Final Maturity Date. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Issuing Bank” means each of Citibank, N.A., Bank of America, N.A., Goldman Sachs Bank USA, Morgan Stanley Bank N.A. and BNP Paribas and each other Lender so designated as an “Issuing Bank” by the Borrower with such Lender’s consent and with prior written notice to the Administrative Agent, in its capacity as the issuer of Letters of Credit hereunder, and any of their successors in such capacity as provided in Section 2.20(i)(1). Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Issuing Bank Individual Sublimit” means, (i) for each of the Issuing Banks party hereto on the Effective Date, the amount set forth in the schedule below next to such Issuing Bank’s name, (ii) for each Issuing Bank that replaces a previous Issuing Bank pursuant to Section 2.20(i)(1), the Issuing Bank Individual Sublimit of the replaced Issuing Bank that was in effect immediately prior to the replacement and (iii) for each additional Issuing Bank added pursuant to Section 2.20(i)(2), an amount agreed among the Borrower, the Administrative Agent and such additional Issuing Bank, with the Issuing Bank Individual Sublimit or Issuing Bank Individual Sublimits of one or more other Issuing Banks being reduced (with the consent of such Issuing Bank or Issuing Banks) such that the sum of all Issuing Bank Individual Sublimits shall equal $200,000,000.

Issuing Bank	Issuing Bank Individual Sublimit
Citibank, N.A.	$40,000,000
Bank of America, N.A.	$40,000,000
Goldman Sachs Bank USA	$40,000,000
Morgan Stanley Bank N.A.	$40,000,000
BNP Paribas	$40,000,000

“Issuing Bank Issued Amount” means, with respect to each Issuing Bank, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time issued by such Issuing Bank plus (b) the aggregate amount of all LC Disbursements made by such Issuing Bank that have not yet been reimbursed by or on behalf of the Borrower at such time.

“LC Collateral Account” has the meaning assigned to such term in Section 2.20(j).

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time, plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time. The LC Exposure of any Lender at any time shall be its Pro Rata Percentage of the total LC Exposure at such time.

“Lead Arrangers” means the Joint Bookrunners and Joint Lead Arrangers identified on the cover page of this Agreement.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to a New Lender Supplement or an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance; provided, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Letter of Credit Application” means any letter of credit application (or similar form or request) on the Applicable Issuing Bank’s standard form in connection with any request for a Letter of Credit.

“Lien” means any mortgage, pledge, lien, security interest, charge, conditional sale or other title retention agreement or other similar encumbrance.

“Loan Document” means this Agreement, any guarantee agreement entered into by any Subsidiary of the Borrower in favor of the Administrative Agent for the benefit of the Lenders and Issuing Banks, any Letter of Credit and any Letter of Credit Application.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Local Time” means, with respect to any Borrowing or payment made by the Borrower, New York City time or London time, as the case may be.

“Material Acquisition” means any acquisition or series of related acquisitions that involves consideration (including non-cash consideration) with a fair market value, as of the closing date thereof, in excess of $250,000,000.

“Material Adverse Effect” means a material adverse effect on (a) the business, property, operations or financial condition of the Borrower and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or the rights or remedies of the Administrative Agent or the Lenders hereunder, it being understood and agreed that a Material Adverse Effect shall not include any event, development or circumstance disclosed publicly by the Borrower prior to (x) in the case of Section 3(f), October 19, 2022 and (y) in each other case, the Effective Date.

“Material Disposition” means any sale, transfer, assignment, or other disposition or series of related sales, transfers, assignments or other dispositions by the Borrower or its Subsidiaries to any Person (other than any of the Borrower’s direct or indirect Subsidiaries) of any assets of the Borrower or its Subsidiaries, including a disposition of assets effected by the issuance of equity securities of a Subsidiary (other than (i) assets disposed of in the ordinary course of business, (ii) disposals of obsolete property or other property that is no longer useful in its business or (iii) assets disposed of pursuant to securitization, factoring, receivables financing and/or similar financing arrangements) that involves consideration (including non-cash consideration) with a fair market value, as of the closing date thereof, in excess of $250,000,000.

“Moody’s” means Moody’s Investors Service, Inc. or any successor.

“Net Debt” of any Person means, as of any date of determination, (a) all items that, in accordance with GAAP, would be classified as indebtedness on a consolidated balance sheet of such Person minus (b) up to 75% of all unrestricted cash and unrestricted cash equivalents (as defined in accordance with GAAP); provided that, notwithstanding the foregoing, Net Debt shall not include any indebtedness incurred by the Borrower or any of its Subsidiaries to the extent the proceeds thereof are (a) intended to be used to finance one or more acquisitions or investments not prohibited hereunder and (b) held by the Borrower or any Subsidiary in a segregated account pending such application (or pending the redemption or prepayment of such indebtedness in the event such acquisition or investment is not consummated), until such time as such proceeds are released from such segregated account.

“New Lender” has the meaning given to such term in Section 2.01(c)(ii).

“New Lender Supplement” has the meaning given to such term in Section 2.01(c)(ii).

“Non-Extending Lender” has the meaning set forth in Section 2.21(a).

“Non-U.S. Lender” has the meaning given to such term in Section 2.13(e).

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations” means (a) the due and punctual payment by the Borrower of the principal of and premium, if any, and interest (including interest accruing, at the rate specified herein, during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on all Loans and all LC Exposure when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (b) the due and punctual payment or performance by the Borrower of all other monetary obligations under this Agreement, any other Loan Document or Letter of Credit, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations accruing, at the rate specified herein or therein, or incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and (c) without duplication of any of the foregoing, the Erroneous Payment Subrogation Rights.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement, except any such Taxes that are imposed with respect to an assignment (other than an assignment made pursuant to Section 2.13(g) or 2.15) and as a result of a present or former connection between any Lender or Administrative Agent and the jurisdiction imposing such Tax (other than connections arising from the Lender or Administrative Agent having executed, delivered, become a party to, performed its obligations under, received payments under, or enforced this Agreement), excluding, for the avoidance of doubt, Excluded Taxes.

“Participant” has the meaning given to such term in Section 9.04(e).

“Participant Register” has the meaning given to such term in Section 9.04(e).

“Participating Member State” means a member of the European Communities that has the Euro as its currency in accordance with EMU Legislation.

“Payment Recipient” has the meaning given to such term in Section 9.14(a).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity thereto performing similar functions.

“PDF”, when used in reference to notices via e-mail attachment, means portable document format or a similar electronic file format.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means the General Electric Pension Plan.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by the Administrative Agent (or its applicable affiliate) as its prime rate in effect at its principal office in New York City for U.S. Dollar loans made in the United States (which is not necessarily the best or lowest rate of interest charged by the Administrative Agent (or its applicable affiliate) in connection with extensions of credit to borrowers); each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Pro Rata Percentage” means, with respect to any Lender, with respect to Loans or LC Exposure, a percentage equal to a fraction the numerator of which is such Lender’s Commitment and the denominator of which is the aggregate Commitments of all Lenders (if the Commitments have terminated or expired, the Pro Rata Percentages shall be determined based upon such Lender’s share of the aggregate Credit Exposure at that time).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Debt Rating” means, as of any date, the rating that has been most recently announced by any of S&P, Moody’s or Fitch, as the case may be, for any class of non-credit enhanced long-term senior unsecured debt issued by the Borrower or, if any such rating agency shall have issued more than one such rating, the lowest such rating issued by such rating agency. For the purposes of determining the Applicable Margin, if the Borrower is split-rated and the ratings established by S&P, Moody’s and Fitch fall within different levels and (i) two ratings are equal and higher than the third, the Applicable Margin will be based on the higher rating, (ii) two ratings are equal and lower than the third, the Applicable Margin will be based on the lower rating or (iii) no ratings are equal, the Applicable Margin will be based on the intermediate rating. In the event that the Borrower shall maintain Public Debt Ratings from only two of S&P, Moody’s and Fitch and the Borrower is split-rated and (x) the ratings differential is one level, the Applicable Margin will be based on the higher rating and (y) the ratings differential is two levels or more, the Applicable Margin will be based on the level one level lower than the higher Public Debt Rating.

“Qualified Acquisition” means any acquisition or series of related acquisitions, all or any portion of which is debt-financed and that involves cash consideration of at least $2,000,000,000.

“Qualified Acquisition Election” has the meaning set forth in Section 6.03.

“Register” has the meaning set forth in Section 9.04.

“Regulation U” means Regulation U of the Board as in effect from time to time.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Governmental Body” means (i) with respect to a Benchmark Replacement in respect of Loans denominated in Dollars, the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto, and (ii) with respect to a Benchmark Replacement in respect of Loans denominated in Euros, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto.

“Relevant Rate” means (i) with respect to any Term Benchmark Borrowing denominated in Dollars, the Adjusted Term SOFR Rate and (ii) with respect to any Term Benchmark Borrowing denominated in Euros, the EURIBOR Rate.

“Required Lenders” means, at any time, Lenders having Credit Exposures (USD Equivalent) and unused Commitments (USD Equivalent) representing more than 50% of the sum of the total Credit Exposures (USD Equivalent) and unused Commitments (USD Equivalent) at such time and based upon the Exchange Rate then in effect.

“Reset Date” means the second Business Day following each Calculation Date, provided that, in connection with any Calculation Date designated pursuant to clause (b) of the definition thereof, the applicable Reset Date shall be such Calculation Date.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Response Date” has the meaning set forth in Section 2.21(a).

“S&P” means S&P Global Ratings or any successor.

“Sanctioned Country” means a country or territory which at any time is the subject or target of any Sanctions (at the date of this Agreement, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea, Kherson and Zaporizhzhia regions of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, any (a) Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council or any similar list maintained by the European Union or any EU member state or the United Kingdom, (b) any Person located, organized or resident in a Sanctioned Country or (c) any Person directly or indirectly 50% or more owned by, or otherwise controlled by, any Person or Persons referenced in clauses (a) or (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union, France or HM’s Treasury of the United Kingdom.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Loan” means a Loan that bears interest at a rate based on the Adjusted Term SOFR Rate.

“Spin” means the substantially simultaneous consummation of the distribution of at least 80.1% of the Borrower’s common stock to the holders of General Electric Company common stock as contemplated by and in the manner set forth in that certain Information Statement on Form 10 as filed with the Securities and Exchange Commission on October 11, 2022.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more Subsidiaries of the parent or by the parent and one or more Subsidiaries of the parent. Unless otherwise specified, all references to a “Subsidiary” in this Agreement shall refer to a Subsidiary of the Borrower.

“Syndication Agent” means the Syndication Agent identified on the cover page of this Agreement.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the EURIBOR Rate or the Adjusted Term SOFR Rate.

“Term SOFR” means, for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then the Term SOFR Reference Rate will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day.

“Term SOFR Adjustment” means a percentage equal to 0.10% per annum.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Ticking Fee” has the meaning set forth in Section 2.09(d).

“Transactions” means the Spin, the execution, delivery and performance by the Borrower of this Agreement, the borrowing of Loans and issuance of Letters of Credit hereunder and the use of the proceeds thereof.

“Treaty” means the Treaty establishing the European Economic Community, being the Treaty of Rome of March 25, 1957, as amended by the Single European Act 1987, the Maastricht Treaty (which was signed at Maastricht on February 7, 1992 and came into force on November 1, 1993), the Amsterdam Treaty (which was signed at Amsterdam on October 2, 1997 and came into force on May 1, 1999) and the Nice Treaty (which was signed at Nice on February 26, 2001), each as amended from time to time and as referred to in legislative measures of the European Union for the introduction of, changeover to or operating of the Euro in one or more member states.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Term SOFR Rate, the EURIBOR Rate or the Alternate Base Rate.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“USD Equivalent” means, with respect to an amount of Euros, on any date, the amount of Dollars that may be purchased with such amount of Euros at the Exchange Rate in effect on such date.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Withholding Agent” means the Borrower and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., “ABR Loan” or “Term Benchmark Loan”). Borrowings also may be classified and referred to by Type (e.g., “a ABR Borrowing” or “Term Benchmark Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (b) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (c) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.

SECTION 1.04. Interest Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to ABR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, ABR, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of ABR, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain ABR, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender, any Issuing Bank or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

SECTION 1.05. Currency Translation.

(a) All references in the Loan Documents to Loans, Letters of Credit, Obligations, covenant baskets and other amounts shall be denominated in Dollars unless expressly provided otherwise. Compliance with all such Dollar denominated amounts shall be based on the USD Equivalent of any amounts denominated or reported under a Loan Document in a currency other than Dollars and shall be determined by the Administrative Agent on any Reset Date. Notwithstanding anything herein to the contrary, if any Obligation is funded and expressly denominated in a currency other than Dollars, the Borrower shall repay such Obligation (including any interest thereon) in such other currency. All fees payable under Section 2.09 shall be payable in Dollars. Notwithstanding anything to the contrary in this Agreement, with respect to the amount of any Indebtedness, Lien, or affiliate transaction, no Default or Event of Default shall be deemed to have occurred solely as a result of any Dollar basket being exceeded due to a change in the rate of currency exchange occurring after the time of any such specified transaction so long as such specified transaction was permitted at the time incurred, made, acquired, committed, entered or declared. No Default or Event of Default shall arise as a result of any limitation or threshold set forth in Dollars in Section 7.01(c) or (j) being exceeded solely as a result of changes in currency exchange rates from those rates applicable on the date on which the relevant judgment was entered and/or the date the relevant Indebtedness was incurred.

(b) Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Term Benchmark Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the Dollar Equivalent of such amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the Issuing Bank, as the case may be.

ARTICLE II

THE CREDITS

SECTION 2.01. Commitments; Additional Commitments.

(a) (i) Subject to the terms and conditions set forth herein, each Lender agrees to make Loans in Dollars or Euros to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in the USD Equivalent of such Lender’s Credit Exposure exceeding such Lender’s Commitment. Within the foregoing limit and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Loans, except that no borrowing or reborrowing may occur after the Availability Period. The Loans denominated in Dollars shall in each case be ABR Loans or SOFR Loans, as the Borrower shall request. The Loans denominated in Euros shall in each case be EURIBOR Loans.

(ii) Not later than 10:00 a.m., Local Time, on the second Business Day preceding the Borrowing Date with respect to each Borrowing (or, in the case of a ABR Borrowing at a time when EURIBOR Loans shall be outstanding, promptly on such Borrowing Date), the Administrative Agent shall determine the Exchange Rate with respect to Euros as of such date and give notice thereof to the Borrower and the Lenders. The Exchange Rate so determined shall become effective on such Borrowing Date for the purposes of determining the availability under the Commitments (it being understood that such availability shall be calculated and determined by applying such Exchange Rate to the aggregate principal amount of Loans made in Euros to the Borrower which are outstanding on such Borrowing Date).

(b) Not later than 2:00 p.m., New York City time, on each Calculation Date (so long as any EURIBOR Loans shall be outstanding), the Administrative Agent shall determine the Exchange Rate with respect to Euros as of such Calculation Date and give notice thereof to the Borrower and the Lenders. The Exchange Rate so determined shall become effective on the next succeeding Reset Date. If, on any Reset Date, the total Credit Exposure (USD Equivalent) exceeds an amount equal to 105% of the total Commitments, then the Borrower shall, within three Business Days after notice thereof from the Administrative Agent, prepay Loans in an amount such that, after giving effect thereto, the total Credit Exposure (USD Equivalent) does not exceed the total Commitments (such calculation to be made using the Exchange Rate that is effective on such Reset Date); provided that any such prepayment shall be accompanied by accrued interest to the extent required by Section 2.10 but shall be without premium or penalty of any kind (other than any payments required under Section 2.16).

(c) (i) The Borrower and any one or more Lenders (including New Lenders) may, with the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), at any time after the Closing Date, agree that such Lenders shall obtain or increase the amount of their Commitments by executing and delivering to the Administrative Agent an Increased Facility Activation Notice specifying (a) the amount of such increase and (b) the applicable Increased Facility Closing Date. Notwithstanding the foregoing, without the consent of the Required Lenders (such consent not to be unreasonably withheld or delayed), (i) the aggregate amount of the total Commitments may not be increased by an amount greater than $500,000,000, and (ii) each increase effected pursuant to this paragraph shall be in a minimum amount of at least $5,000,000 (or approximately the Euro equivalent, as the case may be). No Lender shall have any obligation to participate in any increase described in this paragraph unless it agrees in writing to do so in its sole discretion. The Administrative Agent shall promptly give notice to all Lenders of any such increase.

(ii) Any additional bank, financial institution or other entity which, with the consent of the Borrower, the Administrative Agent and the Issuing Banks (not to be unreasonably withheld, delayed or conditioned and solely required to the extent that the Administrative Agent and/or the Issuing Banks would have had a consent right in the event of an assignment to such New Lender pursuant to Section 9.04(b)), elects to become a “Lender” under this Agreement in connection with any transaction described in Section 2.01(c)(i) shall execute a New Lender Supplement (each, a “New Lender Supplement”), substantially in the form of Exhibit B-2, whereupon such bank, financial institution or other entity (a “New Lender”) shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement.

(iii) On each Increased Facility Closing Date with respect to which there are Loans then outstanding, the New Lender(s) under such Facility and/or the Lender(s) that have increased their Commitments shall make Loans, the proceeds of which will be used to prepay the Loans of other Lenders under such Facility, so that, after giving effect thereto, the resulting Loans outstanding under such Facility are allocated ratably among the Lenders under such Facility in accordance with Section 2.02 based on their respective unused Commitments under such Facility after giving effect to such Increased Facility Closing Date.

SECTION 2.02. Loans and Borrowings.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective unused Commitments. Subject to Section 2.11, each Borrowing denominated in Dollars shall be comprised entirely of ABR Loans or SOFR Loans as the Borrower may request in accordance herewith. Subject to Section 2.11, each Borrowing denominated in Euros shall be comprised entirely of EURIBOR Loans.

(b) The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that, other than any Commitment made by a Lender through a Conduit Lender as described in the definition thereof, which Commitment shall be the joint obligation of such Conduit Lender and its designating Lender, the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(c) Each Lender at its option may make any Term Benchmark Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(d) At the commencement of each Interest Period for any Term Benchmark Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $5,000,000 (or approximately the Euro equivalent for a EURIBOR Borrowing) and not less than $25,000,000 (or approximately the Euro equivalent for a EURIBOR Borrowing) for Term Benchmark Borrowings; provided that each such Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $10,000,000; provided that a ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of ten Term Benchmark Borrowings in Dollars and ten Term Benchmark Borrowings in Euros.

(e) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Final Maturity Date.

SECTION 2.03. Requests for Borrowings. To request a Borrowing, the Borrower shall deliver to the Administrative Agent a Borrowing Request (a) in the case of a Term Benchmark Borrowing, not later than 11:00 a.m., Local Time, three Business Days before the date of the proposed Borrowing or (b) in the case of a ABR Borrowing, not later than 10:00 a.m., New York

City time, on the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable and may be provided by hand delivery or telecopy or email with PDF attachment to the Administrative Agent of a written Borrowing Request. Each such Borrowing Request shall specify the following information in compliance with Section 2.02:

(1) the aggregate amount and currency of the requested Borrowing;

(2) the date of such Borrowing, which shall be a Business Day;

(3) in the case of Borrowings denominated in Dollars, whether such Borrowing is to be a ABR Borrowing or a SOFR Borrowing;

(4) in the case of a Term Benchmark Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(5) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.04.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a ABR Borrowing. If no Interest Period is specified with respect to any requested Term Benchmark Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds in the applicable currency by 1:00 p.m., Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.20(e) shall be remitted by the Administrative Agent to the Applicable Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.04(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then (x) the Administrative Agent shall notify the Borrower of such inaction promptly following the Administrative Agent’s discovery of such inaction and (y) the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the Federal Funds Effective Rate (or, in the case of EURIBOR Loans, such other customary overnight rate as shall be specified by the Administrative Agent) or (ii) in the case of the Borrower, the interest rate applicable to such Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.05. Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Term Benchmark Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, during or after the Availability Period, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Term Benchmark Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone or in writing by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy or email with PDF attachment to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c) Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(1) the Borrower and the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (3) and (4) below shall be specified for each resulting Borrowing);

(2) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(3) in the case of Borrowings denominated in Dollars, whether the resulting Borrowing is to be an ABR Borrowing or a SOFR Borrowing; and

(4) if the resulting Borrowing is a Term Benchmark Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Term Benchmark Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Term Benchmark Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a Term Benchmark Borrowing in the same Agreed Currency for an additional Interest Period of one month.

SECTION 2.06. Termination and Reduction of Commitments.

(a) Unless previously reduced or terminated pursuant to this Section 2.06, each Lender’s Commitments shall terminate on the Final Maturity Date. If the Closing Date does not occur on or before March 6, 2023, then each Lender’s Commitments shall terminate on March 6, 2023 at 11:59 p.m.

(b) The Borrower may at any time terminate, or from time to time reduce, any of the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $10,000,000 and not less than $50,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.08, the USD Equivalent of the total Credit Exposures would exceed the total Commitments.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce any of the Commitments under paragraph (b) of this Section 2.06 at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.06 shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or the closing of a capital markets transaction, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

SECTION 2.07. Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Final Maturity Date in the applicable currency.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender to the Borrower, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to Section 2.07(b) or 2.07(c) shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans to it in accordance with the terms of this Agreement.

(e) Any Lender may reasonably request that Loans made by it to the Borrower be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent and the Borrower. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.08. Prepayment of Loans.

(a) Subject to prior notice in accordance with paragraph (b) of this Section 2.08, the Borrower may at its option, at any time, without premium or penalty of any kind (other than any payments required under Section 2.16), prepay, in whole or in part, any Borrowings in the applicable currency.

(b) The Borrower shall notify the Administrative Agent by telephone or in writing (in the case of any telephonic notification, confirmed by telecopy or email with PDF attachment) of any prepayment hereunder (i) in the case of prepayment of a Term Benchmark Borrowing, not later than 11:00 a.m., Local Time, on the date three Business Days prior to the date of prepayment or (ii) in the case of prepayment of a ABR Borrowing, not later than 10:00 a.m., Local Time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of Commitments as contemplated by Section 2.06, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.06. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.10.

SECTION 2.09. Fees.

(a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a facility fee (such fee, the “Facility Fee”) in Dollars, which shall accrue at a rate per annum equal to the Applicable Margin under the caption “Facility Fee Rate” on the daily amount of the Commitments of such Lender during the period from and including the Closing Date to but excluding the date on which such Commitment terminates. Accrued Facility Fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the Closing Date. All Facility Fees shall be computed on the basis of a year of 365 or 366 days, as the case may be, and shall be payable for the actual number of days elapsed (including the first business day but excluding the last day).

(b) The Borrower agrees to pay the fees set forth in the Fee Letters.

(c) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a ticking fee (such fee, the “Ticking Fee”) in Dollars, which shall accrue at a rate per annum equal to the Applicable Margin under the caption “Ticking Fee Rate” on the daily amount of each Commitment of such Lender during the period from and including the date that is 90 days after the Effective Date to but excluding the earlier of (x) the Closing Date and (y) the date on which all of the Commitments hereunder are terminated. Accrued Ticking Fees, if any, shall be payable in arrears on the earlier of the Closing Date and March 6, 2023. All Ticking Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.

(e) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee (such fee, the “Participation Fee”) with respect to its participations in Letters of Credit at a per annum rate equal to the Applicable Margin applicable to Term Benchmark Loans, on the average daily amount of such Lender’s Pro Rata Percentage of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank a fronting fee (such fee, the “Fronting Fee”), which shall accrue at the rate of 0.125% per annum on the daily maximum amount then available to be drawn under each Letter of Credit issued by such Issuing Bank during the period from and including the Closing Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, cancellation, negotiation, transfer, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation Fees and Fronting Fees accrued through and including the last day of March, June, September and December of each year shall be payable on such day, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 30 days after written demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.

(f) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of Facility Fees, Ticking Fees and Participation Fees, to the Lenders and, in the case of the Fronting Fees, the Applicable Issuing Banks. Fees paid shall not be refundable under any circumstances.

SECTION 2.10. Interest.

(a) The Loans comprising each ABR Borrowing shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.

(b) The Loans comprising each Term Benchmark Borrowing shall bear interest at a rate per annum equal to the Adjusted Term SOFR Rate (in the case of Loans denominated in Dollars) or the EURIBOR Rate (in the case of Loans denominated in Euro), as applicable, for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c) [reserved].

(d) Accrued interest on each Loan shall be payable in the applicable currency in arrears on each Interest Payment Date for such Loan; provided that (i) in the event of any repayment or prepayment of any Loan (other than a prepayment of a ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, (ii) in the event of any conversion of any Term Benchmark Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion and (iii) all accrued interest on a Loan shall be payable upon termination of the Commitments applicable to such Loan and upon the Final Maturity Date.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Term Benchmark Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.11. Alternate Rate of Interest.

(a) Subject to clauses (b), (c), (d), (e) and (f) of this Section 2.11, if:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Benchmark for the applicable Agreed Currency and such Interest Period; or

(ii) the Administrative Agent is advised by the Required Lenders that prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Adjusted Term SOFR Rate or the EURIBOR Rate for the applicable Agreed Currency and such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for the applicable Agreed Currency and such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark or (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.05 or a new Borrowing Request in accordance with the terms of Section 2.03, (A) for Loans denominated in Dollars, (1) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a SOFR Borrowing shall instead be deemed to be an Interest Election Request for an ABR Borrowing and (2) any Borrowing Request that requests a SOFR Borrowing shall instead be deemed to be a Borrowing Request for an ABR Borrowing and (B) for Loans denominated in Euro, (1) any Interest Election Request that requests a continuation of any Borrowing as a EURIBOR Borrowing shall instead be deemed to be an Interest Election Request for an ABR Borrowing denominated in Dollars (in an amount equal to the USD Equivalent of the amount in Euro requested therein) and (2) any Borrowing Request that requests a EURIBOR Borrowing shall instead be deemed to be a Borrowing Request for an ABR Borrowing denominated in Dollars (in an amount equal to the USD Equivalent of the amount in Euro requested therein); provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted.

Furthermore, if any Term Benchmark Loan in any Agreed Currency is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.11(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan, then until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.05 or a new Borrowing Request in accordance with the terms of Section 2.03, (A) for Loans denominated in Dollars, any SOFR Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, an ABR Loan, on such day and (B) for Loans denominated in Euro, any EURIBOR Loan shall, on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day) be, at the Borrower’s option (1) converted into an ABR Loan denominated in Dollars (in an amount equal to the USD Equivalent of the amount in Euro requested therein) or (2) be prepaid by the Borrower (it being agreed that if the Borrower does not make an election prior to the last day of the Interest Period applicable to such Loan, option (1) above will be deemed to have been selected).

(b) Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Borrower may amend this Agreement to replace any then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.11(b) will occur prior to the applicable Benchmark Transition Start Date.

(c) In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right, in consultation with the Borrower, to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d) The Administrative Agent will promptly notify the Borrower and the Lenders and Issuing Banks of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.11(e) and (y) the commencement of any Benchmark Unavailability Period with respect to any applicable Benchmark. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to Sections 2.11(b), (c), (d), (e) and (f), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.11.

(e) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the applicable then-current Benchmark is a term rate (including the Term SOFR Reference Rate or the EURIBOR Screen Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f) Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of, any Loan bearing interest with respect to the applicable Benchmark to be made, converted or continued during any Benchmark Unavailability Period and, failing that, (A) any request (or any deemed request for) for any Borrowing denominated in Dollars as, or conversion of any Borrowing denominated in Dollars to, or continuation of any Borrowing denominated in Dollars as, a Term Benchmark Borrowing shall be ineffective and such Borrowing shall be made or converted to or continued as on the last day of the Interest Period applicable thereto an ABR Borrowing and (B) any request (or any deemed request for) for any Borrowing denominated in Euro as, or the continuation of any Borrowing denominated in Euro as, a Term Benchmark Borrowing shall be ineffective and such Borrowing shall be made or converted to on the last day of the Interest Period applicable thereto, an ABR Borrowing denominated in Dollars (in an amount equal to the USD Equivalent of the amount in Euro requested therein).

SECTION 2.12. Increased Costs. In the event that by reason of any change after the date of this Agreement in Applicable Law or regulation or in the interpretation thereof by any Governmental Authority charged with the administration, application or interpretation thereof, or by reason of the adoption or enactment after the date of this Agreement of any requirement or directive (whether or not having the force of law) of any Governmental Authority (each a “Change Event”); provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, but only in the event that the applicable Change Event results in the applicable Lender being in a materially different adverse position than exists as of the Closing Date with respect to any of the items described in categories (a) and (b) below and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued (collectively, a “Change in Law”):

(a) any Lender or Issuing Bank shall, with respect to this Agreement, be subject to any Tax, levy, impost, charge, fee, duty, deduction or withholding of any kind whatsoever (other than (i) any Indemnified Taxes or Other Taxes in respect of which additional amounts are payable (or would be so payable but for an exception under Section 2.13) pursuant to Section 2.13; or (ii) Excluded Taxes); or

(b) any reserve, capital adequacy, special deposit, liquidity or similar requirements should be imposed on either the commitments to lend or the foreign claims of deposits of any Lender or Issuing Bank;

and if any of the above-mentioned measures shall result in a material increase in the cost to such Lender or Issuing Bank of making or maintaining its Loans or Commitments or any Letter of Credit or participation therein or a material reduction in the amount of principal or interest received or receivable by such Lender in respect thereof, then upon prompt written notification (which shall include the date of effectiveness of such change, adoption or enactment) and demand being made by such Lender for such additional cost or reduction, the Borrower shall pay to such Lender or Issuing Bank, within 30 days of such demand being made by such Lender or Issuing Bank, such additional cost or reduction; provided, however, that the Borrower shall not be responsible for any such cost or reduction that may accrue to such Lender or Issuing Bank with respect to the period between the occurrence of the event which gave rise to such cost or reduction and the date on which notification is given by such Lender or Issuing Bank to the Borrower; and provided, further, that the Borrower shall not be obligated to pay such Lender or Issuing Bank any such additional cost or reduction unless such Lender or Issuing Bank certifies to the Borrower that at such time such Lender or Issuing Bank shall be generally assessing such amounts on a non-discriminatory basis against borrowers under agreements having provisions similar to this Section; and provided, further, that any such additional cost or reduction allocated to any Loan or Commitment or Letter of Credit or participation in any Letter of Credit shall not exceed the Borrower’s pro rata share of all costs attributable to all loans or advances or commitments or letters of credit (or participations therein), as applicable, to all borrowers by such Lender or Issuing Bank that collectively result in the consequences for which such Lender or Issuing Bank is to be compensated by the Borrower. Within 30 days of receipt of such notification, the Borrower will pay such additional costs as may be applicable to the period subsequent to notification or prepay in full all Loans to it outstanding under this Agreement or terminate all Letters of Credit so affected by such additional costs, together with interest and fees accrued thereon to the date of prepayment in full. Such Lender or Issuing Bank shall use reasonable efforts (consistent with its internal policy applied on a non-discriminatory basis and legal and regulatory restrictions) to designate a different applicable lending office for the Loans made by it and its Commitments or Letters of Credit issued by it or participations in Letters of Credit held by it or to take other appropriate actions if such designation or actions, as the case may be, will avoid the need for, or reduce the amount of, any increased costs to the Borrower incurred under this Section, and will not, in the opinion of such Lender or Issuing Bank, be otherwise disadvantageous to such Lender or Issuing Bank.

SECTION 2.13. Taxes.

(a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction or withholding for any Taxes, except as required by law; provided that if the applicable Withholding Agent shall be required to deduct or withhold any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions or withholdings applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives from the Borrower an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable Withholding Agent shall make such deductions or withholdings and (iii) the applicable Withholding Agent shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law. For the avoidance of doubt, a Tax imposed by reason of or pursuant to FATCA is a Tax required by law to be deducted or withheld.

(b) In addition, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

(c) The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or such Lender, as the case may be (other than any penalties, interest and expenses resulting from any bad faith, gross negligence or willful misconduct of the Administrative Agent or such Lender), whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments under this Agreement shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing, (i) each Lender (or assignee or Participant) that is a “United States person” as defined in Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) a copy of IRS Form W-9 certifying that such Lender (or assignee or Participant) is exempt from U.S. federal backup withholding Tax, (ii) each Lender (or assignee or Participant) that is not a “United States person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) a copy of IRS Form W-8BEN or W-8BEN-E, Form W-8ECI or Form W- 8IMY (together with any applicable underlying IRS forms), and, in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, a certificate substantially in the form of Exhibit C-1, C-2, C-3 or C-4, as applicable, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding Tax on payments under this Agreement, and (iii) if a payment made to a Lender under this Agreement would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable documentation or reporting requirements of FATCA (including those required pursuant to Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such

Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment (and, solely for purposes of this Section 2.13(e)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement). Such forms and documentation shall be delivered by each Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation) and from time to time thereafter upon the request of the Borrower or the Administrative Agent. In addition, each Lender shall deliver such forms and documentation promptly upon the expiration, obsolescence or invalidity of any form or documentation previously delivered by such Lender. Each Lender shall promptly notify the Borrower and the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower or the Administrative Agent (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this Section, a Lender shall not be required to deliver any form and documentation pursuant to this Section that such Lender is not legally able to deliver.

(f) Any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower and the Administrative Agent to determine the withholding or deduction required to be made.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) The Administrative Agent and each Lender shall use reasonable efforts (consistent with its internal policy applied on a non-discriminatory basis and legal and regulatory restrictions) to designate a different applicable lending office for the Loans made by it and its Commitments or to take other appropriate actions if such designation or actions, as the case may be, will avoid the need for, or reduce the amount of, any payments the Borrower is required to make under this Section 2.13, and will not, in the opinion of the Administrative Agent or such Lender, be otherwise disadvantageous to the Administrative Agent or such Lender.

(h) Each Lender shall severally indemnify the Administrative Agent within 10 days after written demand therefor, (i) for the full amount of any Taxes attributable to such Lender that are payable or paid by the Administrative Agent and (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(e) relating to the maintenance of a Participant Register, in each case, including reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (h).

(i) With respect to payments made by the Borrower to the Administrative Agent for the benefit, or on account of any Lender (or Participant), (i) each Administrative Agent that is a “United States person” as defined in Section 7701(a)(30) of the Code will provide an IRS Form W-9, and (ii) each Administrative Agent that is not a “United States person” as defined in Section 7701(a)(30) of the Code will, prior to any payment made by the Borrower to such Administrative Agent, provide an IRS Form W-8IMY (a) certifying its status as a qualified intermediary, (b) assuming primary withholding responsibility for purposes of chapters 3 and 4 of the Code, and (c) either (1) assuming primary IRS Form 1099 reporting and backup withholding responsibility or (2) assuming reporting responsibility as a participating FFI or registered deemed-compliant FFI with respect to accounts that it maintains and that are held by specified U.S. persons as permitted under Treasury Regulations Section 1.6049-4(c)(4)(i) or (c)(4)(ii) in lieu of IRS Form 1099 reporting. No Administrative Agent shall be permitted to make the election described in Section 1471(b)(3) of the Code.

(j) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.13 (including by the payment of additional amounts pursuant to this Section 2.13), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.13 with respect to Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.13(j) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority, other than any penalties, interest or other charges resulting from any bad faith, negligence or willful misconduct of such indemnified party) in the event that such indemnified party is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(k) For purposes of this Section 2.13, the term “Lender” shall include any Issuing Bank.

SECTION 2.14. Payments Generally.

(a) Unless otherwise specified herein, the Borrower shall make each payment required to be made by it hereunder (including under Section 2.12, 2.13, 2.16, or otherwise) prior to 1:00 p.m., Local Time, on the date when due and in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated to the Borrower by the Administrative Agent, except that payments pursuant to Sections 2.12, 2.13, 2.16, 2.20 and 9.03 shall be made directly to the

Persons entitled thereto. The Administrative Agent shall distribute in like funds any such payments received by the Administrative agent for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in the currency in which the applicable payment obligation is due.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, (ii) second, towards payment of unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of unreimbursed LC Disbursements then due to such parties and (iii) third, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) If any Lender shall, by exercising any right of counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans hereunder resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans under such Facility and accrued interest thereon than the proportion received by any other Lender within such Facility, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders within such Facility to the extent necessary so that the benefit of all such payments made under such Facility shall be shared by the Lenders within such Facility ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or Participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment from the Borrower is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Effective Rate (or, in the case of EURIBOR Loans, such other customary overnight rate as shall be specified by the Administrative Agent).

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(b) or 2.14(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.15. Replacement of Lenders. If any Lender or Issuing Bank requests compensation, or is entitled to payments, under Section 2.12 or Section 2.13 or is affected in the manner described in Section 2.17 and, in each case, such Lender or Issuing Bank has declined or is unable to designate a different lending office in accordance with Section 2.12 or Section 2.13(g), or if any Lender or Issuing Bank is a Defaulting Lender, then the Borrower may, at its sole expense and effort (in the case of a claim for compensation under, or payments pursuant to, Section 2.12 or Section 2.13 or in the case of illegality under Section 2.17) or at the expense and effort of any such Defaulting Lender, upon notice to such Lender or Issuing Bank and the Administrative Agent, require such Lender or Issuing Bank to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender or Issuing Bank, if a Lender or Issuing Bank accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (to the extent the Administrative Agent’s consent would have been required for such assignment under Section 9.04(b)), which consent shall not unreasonably be withheld or delayed, (ii) such Lender or Issuing Bank shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under, or payments pursuant to, Section 2.12 or Section 2.13 or from illegality under Section 2.17, such assignment will result in a reduction in such compensation or payments or eliminate the illegality, as the case may be. A Lender or Issuing Bank shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or Issuing Bank or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Term Benchmark other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is permitted to be revocable under Section 2.08(b) and is revoked in accordance herewith), or (d) the assignment of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.15, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Term Benchmark Loan, the loss to any Lender attributable to any such event shall be deemed to include an amount reasonably determined by such Lender to be equal to the excess, if any, of (i) the amount of interest that such Lender would pay for a deposit equal to the principal amount of such Loan for the period from the date of such payment, conversion, failure or assignment to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, the duration of the Interest Period that would have resulted from such borrowing, conversion or continuation) if the interest rate payable on such deposit were equal to the Adjusted Term SOFR Rate or EURIBOR Rate, as applicable, for such Interest Period, over (ii) the amount of interest (as reasonably determined by such Lender) that such Lender would earn on such principal amount for such period if such Lender were to invest such principal amount for such period at the interest rate that would be bid by such Lender (or an affiliate of such Lender) for deposits in the relevant currency from other banks in the applicable interbank market at the commencement of such period. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 15 days after receipt thereof.

SECTION 2.17. Illegality. Notwithstanding any other provision herein, if the adoption of or any change in Applicable Law or regulation or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Term Benchmark Loans as contemplated by this Agreement, (a) the Commitment of such Lender hereunder to make Term Benchmark Loans, continue Term Benchmark Loans as such and convert ABR Loans into SOFR Loans shall forthwith be canceled and (b) such Lender’s Loans then outstanding as Term Benchmark Loans, if any, (i) in the case of Loans denominated in Dollars, shall be converted automatically to ABR Loans and (ii) in the case of Loans denominated in Euro, shall be deemed prepaid and reborrowed as ABR Loans in an aggregate principal amount equal to the USD Equivalent of the original Euro denominated Loan, in each case, on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion or repayment of a Term Benchmark Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.16. If circumstances subsequently change so that any affected Lender shall determine that it is no longer so affected, such Lender will promptly notify the Borrower and the Administrative Agent, and upon receipt of such notice, the obligations of such Lender to make or continue Term Benchmark Loans or to convert ABR Loans into Term Benchmark Loans shall be reinstated.

SECTION 2.18. Use of Proceeds. The proceeds of any Borrowing and any Letter of Credit shall be available (and the Borrower agrees that it shall use such proceeds) for general corporate purposes of the Borrower and its Subsidiaries. The Borrower will not request any Borrowing or Letter of Credit, and the Borrower will not, and will procure that its Subsidiaries and its or their respective directors, officers, employees and agents will not, use the proceeds of any Loans or Letters of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permitted to be conducted by a Person required to comply with Sanctions, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 2.19. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) the Facility Fees, Ticking Fees, Participation Fees and Fronting Fees shall cease to accrue on the Commitments, Loans and/or Letters of Credit (or participations therein) of such Defaulting Lender;

(b) the Commitments and the Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders or any other requisite Lenders have taken or may take any action hereunder or under any other Loan Document; provided that any amendment, waiver or other modification requiring the consent of all Lenders or all Lenders adversely affected thereby shall, except as otherwise provided in Section 9.02, require the consent of such Defaulting Lender in accordance with the terms hereof;

(c) If the Borrower, the Issuing Banks and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans and LC Exposure of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and LC Exposure to be held pro rata by the Lenders in accordance with their respective Pro Rata Percentages and reimburse each such Lender for any costs of the type described in Section 2.16 incurred by any Lender as a result of such purchase, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and

(d) if any LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(1) all or any part of LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Pro Rata Percentages, (x) but only to the extent the sum of all non-Defaulting Lenders’ Credit Exposure plus such Defaulting Lender’s LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments and (y) only to the extent that no Event of Default shall have occurred and be continuing as of the date the applicable Lender became a Defaulting Lender;

(2) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within three Business Days following notice by the Administrative Agent cash collateralize, for the benefit of the Issuing Banks, the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.20(j) for so long as such LC Exposure is outstanding;

(3) if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower or the Administrative Agent shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.09(e) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(4) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Sections 2.09(a) or 2.09(e), as applicable, shall be adjusted in accordance with such non-Defaulting Lenders’ Pro Rata Percentages; and

(5) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any Lender hereunder, all letter of credit fees payable under Section 2.09(e) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Banks entitled to reimbursement until such LC Exposure is reallocated and/or cash collateralized;

(e) so long as such Lender is a Defaulting Lender, the Issuing Banks shall not be required to issue or increase any Letter of Credit, unless the Applicable Issuing Bank, as the case may be, is satisfied that the related exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.19(c), and participating interests in any such newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.19(c)(1) (and such Defaulting Lender shall not participate therein); and

(f) so long as such Lender is a Defaulting Lender, any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 2.14) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account (for the avoidance of doubt, it is noted that any amounts retained pursuant to this Section 2.19(f) shall for all other purposes be treated as having been paid to such Defaulting Lender) and, subject to any applicable requirements of law and the proviso at the end of this Section 2.19(f), be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to any Issuing Bank hereunder, (iii) third, if the Administrative Agent so determines or is reasonably requested by an Issuing Bank, held in such account as cash collateral for future funding obligations of the Defaulting Lender in respect of any existing or future participating interest in any Letter of Credit, (iv) fourth, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (v) fifth, if the Administrative Agent or the Borrower (with the consent of the Administrative Agent) so determines, held in such account as cash collateral for future funding obligations of the Defaulting Lender in respect of any Loans under this Agreement, (vi) sixth, to the payment of any amounts owing to the Lenders or any Issuing Bank as a result of any judgment of a court of competent jurisdiction obtained by any Lender or such Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, (vii) seventh, so long as no Event of Default has occurred and is continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and (viii) eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or reimbursement obligations in respect of LC Disbursements which such Defaulting Lender has not fully funded its participation obligations and (y) made at a time when the conditions set forth in Section 4.02 are satisfied, such payment shall be applied solely to prepay the Loans of, and reimbursement obligations owed to, all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans, or reimbursement obligations owed to, any Defaulting Lender.

The Borrower may terminate the unused amount of the Commitment of any Lender that is a Defaulting Lender upon not less than two Business Days’ prior notice to the Administrative Agent (which shall promptly notify the Lenders thereof); provided that (i) no Event of Default shall have occurred and be continuing and (ii) such termination shall not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent, any Issuing Bank or any Lender may have against such Defaulting Lender.

The rights and remedies against, and with respect to, a Defaulting Lender under this Section are in addition to, and cumulative and not in limitation of, all other rights and remedies that the Administrative Agent, any Lender or the Borrower may at any time have against, or with respect to, such Defaulting Lender.

SECTION 2.20. Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit denominated in Agreed Currencies for its own account or for the account of any of its Subsidiaries, with each Letter of Credit being in a form reasonably acceptable to the Administrative Agent and the Applicable Issuing Bank, at any time and from time to time from and after the Closing Date and before the Final Maturity Date. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any Letter of Credit Application or other agreement submitted by the Borrower to, or entered into by the Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the Applicable Issuing Bank) to the Applicable Issuing Bank and the Administrative Agent (prior to 12:30 p.m., New York time, at least three Business Days prior to the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with Section 2.20(c)), the amount and Agreed Currency of such Letter of Credit, whether the Letter of Credit will be for the account of the Borrower or a Subsidiary thereof (specifying the applicable Subsidiary), the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Applicable Issuing Bank, the Borrower also shall submit a Letter of

Credit Application. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the aggregate LC Exposure shall not exceed $200,000,000, (ii) the aggregate Credit Exposure shall not exceed the aggregate Commitments and (iii) the Issuing Bank Issued Amount with respect to the Applicable Issuing Bank shall not exceed the Issuing Bank Individual Sublimit of the Applicable Issuing Bank. An Issuing Bank shall not be under any obligation to issue any Letter of Credit if:

(1) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any law applicable to such Issuing Bank shall prohibit, or require that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense that was not applicable on the Effective Date and that such Issuing Bank in good faith deems material to it;

(2) the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally; or

(3) such Letter of Credit is not a “standby” Letter of Credit.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Final Maturity Date; provided that any Letter of Credit with a one-year term may provide for the automatic extension thereof for additional one-year periods (each, an “Auto-Extension Letter of Credit”) (which shall in no event extend beyond the applicable date referred to in clause (ii) above except to the extent cash collateralized pursuant to Section 2.20(j) or pursuant to other terms reasonably acceptable to the applicable Issuing Bank and the Administrative Agent, or backstopped pursuant to arrangements reasonably acceptable to the Applicable Issuing Bank); provided that any such Auto-Extension Letter of Credit must, if requested by the Applicable Issuing Bank, permit the Applicable Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Applicable Issuing Bank or the Lenders, the Applicable Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Applicable Issuing Bank, a participation in such applicable Letter of Credit equal to such Lender’s Pro Rata Percentage, as applicable, of the aggregate amount available to be drawn under such applicable Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees on a several basis to pay to the Administrative Agent, for the account of the Applicable Issuing Bank, such Lender’s Pro Rata Percentage of each LC Disbursement made by the Applicable Issuing Bank and not reimbursed by the Borrower on the date due as provided in Section 2.20(e), or of any reimbursement payment required to be refunded to the Borrower for any reason in each case in the applicable Agreed Currency. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Applicable Issuing Bank shall make any LC Disbursement in respect of such Letter of Credit, the Borrower shall reimburse such LC Disbursement in the applicable Agreed Currency by paying to the Administrative Agent an amount equal to such LC Disbursement not later than noon on the date that is one Business Day immediately following the day that such LC Disbursement is made; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with a Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Borrowing. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Pro Rata Percentage thereof. Promptly following receipt of such notice, each applicable Lender shall pay to the Administrative Agent such Pro Rata Percentage of the payment in the applicable Agreed Currency, then due from the Borrower, in the same manner as provided in Sections 2.04(a) and 2.04(b) with respect to Loans made by such Lender (and Sections 2.04(a) and 2.04(b) shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Applicable Issuing Bank the amounts so received by it from the applicable Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Applicable Issuing Bank, then to such applicable Lenders and the Applicable Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Applicable Issuing Bank for any LC Disbursement (other than the funding of a Borrowing as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of their obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.20(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, in the absence of gross negligence or willful misconduct by such Applicable Issuing Bank (as finally determined by a court of competent jurisdiction), or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation or any consequence arising from causes beyond the control of such Letter of Credit’s Applicable Issuing Bank; provided that the foregoing shall not be construed to excuse an Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction). In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank for any Letter of Credit shall, within the time allowed by applicable Laws or the specific terms of the Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. Such Issuing Bank shall promptly after such examination promptly notify the Administrative Agent and the Borrower by telephone (confirmed by facsimile) or electronic mail of such demand for payment and whether the Applicable Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Applicable Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If the Applicable Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans. Interest accrued pursuant to this paragraph shall be for the account of the Applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.20(e) to reimburse the Applicable Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of an Issuing Bank; Additional Issuing Banks; Resignation.

(1) Any Issuing Bank may be replaced at any time by written notice by the Borrower to such Issuing Bank, with the consent of the Administrative Agent and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.08(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(2) The Borrower may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld, denied, conditioned or delayed) and such Lender, designate one or more additional Lenders to act as an issuing bank under the terms of this Agreement. Any Lender designated as an issuing bank pursuant to this paragraph (i)(2) shall be deemed to be an “Issuing Bank” (in addition to being a Lender) in respect of Letters of Credit issued or to be issued by such Lender, and, with respect to such Letters of Credit, such term shall thereafter apply to such new Issuing Bank and such Lender.

(3) Subject to the appointment of a successor Issuing Bank with respect to, or another existing Issuing Bank willing to assume, its Issuing Bank Individual Sublimit, any Issuing Bank may resign at any time by giving 30 days’ prior notice to the Administrative Agent, the Lenders and the Borrower. After the resignation of an Issuing Bank hereunder, the retiring Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit or to extend, reinstate, or otherwise amend any then existing Letter of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, or if any Letter of Credit extends past the Final Maturity Date, on the Business Day that the Borrower receives notice from the Required Lenders (or, if the maturity of the Loans has been accelerated, the Administrative Agent) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders (the “LC Collateral Account”), an amount in cash equal to 100% of the LC Exposure of the Borrower as of such date plus accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Section 7(d) or (e). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Obligations. In addition, and without limiting the foregoing or Section 2.20(c), if any LC Exposure remain outstanding after the expiration date specified in Section 2.01, the Borrower shall immediately deposit into the LC Collateral Account an amount in cash equal to 100% of such LC Exposure as of such date plus any accrued and unpaid interest thereon. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account and the Borrower hereby grants the Administrative Agent a security interest in any such LC

Collateral Account to secure the Obligations of the Borrower with respect to the LC Exposure required to be cash collateralized pursuant to this paragraph. Other than any interest earned on the investment of such deposits, which investments shall be made only with the consent of the Borrower (to be given in its sole discretion) and if so made, at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in each such account. Moneys in each such account shall be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements on account of the Borrower for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other Obligations. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all such Events of Defaults have been cured or waived.

(k) Reporting. No later than 9:00 a.m., New York City time, on the second Business Day prior to the last day of each calendar quarter (the “Reporting Time”), each Issuing Bank shall provide the Administrative Agent with a summary of all (A) outstanding issuances at such time and (B) Letter of Credit activity during such calendar quarter. It is understood and agreed that, for purposes of the calculation of fees payable pursuant to Section 2.09(d), any Letter of Credit activity occurring after the Reporting Time shall be deemed to have occurred in the immediately succeeding calendar quarter.

SECTION 2.21. Extension of Final Maturity Date.

(a) The Borrower may, by sending an Extension Request to the Administrative Agent (in which case the Administrative Agent shall promptly deliver a copy to each of the Lenders), after the first anniversary of the Closing Date but at least three months in advance of the Final Maturity Date in effect at such time (including at any time prior thereto on or after any anniversary of the Closing Date but, for the avoidance of doubt, no more than once in any year), request that the Lenders extend such Final Maturity Date then in effect to the first anniversary of the Final Maturity Date then in effect. Each Lender, acting in its sole discretion, shall, by notice to the Administrative Agent given not later than the date that is the 20th day after the date of the Extension Request, or if such day is not a Business Day, the immediately following Business Day (the “Response Date”) advise the Administrative Agent in writing whether or not such Lender agrees to such extension (each Lender that so advises the Administrative Agent that it will not extend the Final Maturity Date, being referred to herein as a “Non-Extending Lender”); provided that any Lender that does not advise the Administrative Agent by the Response Date and any Defaulting Lender shall be deemed to be a Non-Extending Lender. The election of any Lender to agree to such extension shall not obligate any other Lender to agree.

(b) (i) If, on the Response Date, Lenders holding Commitments that aggregate to 50% or more of the total Commitments then in effect shall not have agreed to extend the Final Maturity Date, then such Final Maturity Date shall not be so extended and the outstanding principal balance of all Loans and other amounts payable hereunder shall be payable on such Final Maturity Date.

(ii) If (and only if), on the Response Date, Lenders holding Commitments that aggregate to more than 50% of the total Commitments then in effect shall have agreed to extend the Final Maturity Date, then the Final Maturity Date shall be extended to the date that is the first anniversary of the then-current Final Maturity Date (subject to satisfaction of the conditions set forth in Section 2.21(d)) with respect to Lenders that have so agreed to extend. In the event of such extension, the Commitment of each Non-Extending Lender shall terminate on the Final Maturity Date in effect prior to such extension, all Loans and other amounts payable hereunder to such Non-Extending Lenders shall become due and payable on such Final Maturity Date and the total Commitments of the Lenders hereunder shall be reduced by the Commitments of the Non-Extending Lenders so terminated on such Final Maturity Date.

(c) In the event that the conditions of clause (ii) of paragraph (b) above have been satisfied, the Borrower shall have the right on or before the Final Maturity Date in effect prior to the requested extension, at its own expense, to require any Non-Extending Lender to transfer and assign without recourse (in accordance with and subject to the restrictions contained in Section 9.04) all its interests, rights and obligations under this Agreement to one or more banks or other financial institutions identified to the Non-Extending Lender, which may include any Lender (each an “Additional Lender”), provided that (w) such Additional Lender, if not already a Lender hereunder, shall be subject to the approval of the Administrative Agent and the Issuing Banks (such approvals not to be unreasonably withheld, conditioned or delayed), to the extent the consent of the Administrative Agent or the Issuing Banks would be required to effect an assignment under Section 9.04, (x) such assignment shall become effective as of a date specified by the Borrower (which shall not be later than the Final Maturity Date in effect prior to the requested extension), (y) the Additional Lender shall pay to such Non-Extending Lender in immediately available funds on the effective date of such assignment the principal of and interest accrued to the date of payment on the Loans made by it hereunder and all other amounts accrued for its account or owed to it hereunder and (z) such Non-Extending Lender shall not be required to sign and deliver any assignment form in order for such assignment to become effective.

(d) As a condition precedent to each such extension, the Borrower shall deliver to the Administrative Agent a certificate of the Borrower dated as of the Final Maturity Date then in effect certifying that, before and after giving effect to such extension, the representations and warranties contained in Section 3 and the other Loan Documents are true and correct in all material respects on and as of the Final Maturity Date, except (i) any representation or warranty which is already qualified as to materiality or by reference to Material Adverse Effect is true and correct in all material respects on and as of the Final Maturity Date and (ii) to the extent any such representations or warranties are limited to a specific date, in which case, such representations and warranties are accurate in all material respects as of such specific date.

(e) There shall be no more than two such extensions pursuant to this Section 2.21.

ARTICLE III

REPRESENTATIONS OF BORROWER

The Borrower represents for and as to itself as follows:

(a) The Borrower has been duly organized and is validly existing and, if applicable, in good standing under the laws of the jurisdiction of its organization, and the Borrower has all requisite power and authority to conduct its business, to own its properties and to execute, deliver and perform its obligations under this Agreement.

(b) The execution, delivery and performance by the Borrower of this Agreement (i) has been duly authorized by all necessary corporate action and (ii) does not and will not violate any provision of any law or regulation, or contractual or corporate restrictions, in each case, binding on the Borrower and material to the Borrower and its Subsidiaries, taken as a whole (except to the extent such violation would not reasonably be expected to have a Material Adverse Effect).

(c) This Agreement constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject however to (i) the exercise of judicial discretion in accordance with general principles of equity and (ii) bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ rights heretofore or hereafter enacted.

(d) The proceeds of the Loans made to the Borrower shall not be used for a purpose which violates Regulation U.

(e) As of the date hereof, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending against the Borrower or, to the knowledge of the Borrower, threatened by or against, the Borrower or any Subsidiary or against any of their respective properties or revenues (i) with respect to this Agreement or any of the transactions contemplated hereby or (ii) that could reasonably be expected to have a Material Adverse Effect.

(f) (i) The consolidated balance sheet of the Borrower (as a carve-out business of the General Electric Company) and its statements of income, stockholders equity and cash flows as of and for the fiscal year ended December 31, 2021, reported on by Deloitte & Touche LLP, independent public accountants, or other independent certified public accountants of nationally recognized standing, as filed with the Securities and Exchange Commission, present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP; and (ii) since December 31, 2021, to the date hereof, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect with respect to the Borrower and its Subsidiaries, taken as a whole.

(g) The Borrower maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions. The Borrower and its Subsidiaries and, to the knowledge of the Borrower, their respective directors, officers, employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects, and no action, suit or proceeding by or before any Governmental Authority involving the Borrower or any of its Subsidiaries with respect to Anti-Corruption Laws, except as publicly disclosed on the Borrower’s filings with the Securities and Exchange Commission made on or prior to the Effective Date, or Sanctions is pending or, to the best knowledge of the Borrower, threatened. None of the Borrower or any Subsidiary nor, to the knowledge of the Borrower or such Subsidiary, any of their respective directors, officers or employees or any of their respective agents that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No part of the proceeds of the Loans or the Transactions will be used by the Borrower in violation of Anti-Corruption Laws or applicable Sanctions.

(h) The Borrower maintains in effect policies and procedures reasonably designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with the Anti-Money Laundering Laws. The operations of the Borrower and its Subsidiaries are in compliance in all material respects with the Bank Secrecy Act and implementing regulations, to the extent applicable, and the applicable anti-money laundering statutes of jurisdictions where the Borrower and its Subsidiaries conduct business, and the rules and regulations thereunder (collectively, the “Anti-Money Laundering Laws”), and no material action, suit or proceeding by or before any Governmental Authority involving the Borrower or any of its Subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the best knowledge of the Borrower, threatened.

(i) Except, in each case, as would not reasonably be expected to have a Material Adverse Effect, (i) the Plan is in compliance with the applicable provisions of ERISA, the Code and other applicable federal or state laws, (ii) there are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to the Plan, and (iii) no ERISA Event has occurred.

(j) Except as which would not otherwise have a Material Adverse Effect, to the knowledge of the Borrower, the Borrower is in compliance with all Environmental Laws, which compliance includes obtaining, maintaining and complying with all permits, licenses and other authorizations required by such Environmental Laws. This paragraph (j) shall constitute the sole and exclusive representation and warranty regarding environmental matters, including those under or related to Environmental Laws.

(k) The Borrower is not required to be registered as an “investment company” as defined in the Investment Company Act of 1940, as amended.

(l) The Borrower is not an Affected Financial Institution.

ARTICLE IV

CONDITIONS

SECTION 4.01. Effective Date; Closing Date.

(a) This Agreement shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02) (such date, the “Effective Date”):

(1) The Administrative Agent (or its counsel) shall have received from the Borrower, each Lender and each Issuing Bank, either (i) a counterpart of this Agreement signed on behalf of such party or parties or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party or parties have signed a counterpart of this Agreement.

(2) The Lenders, the Issuing Banks, the Administrative Agent and the Lead Arrangers having received all fees required to be paid, to the extent required to be paid on or prior to the Effective Date.

(3) The Administrative Agent having received, at least five days prior to the Effective Date, all documentation and other information regarding the Borrower requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and, to the extent the Borrower constitutes a “legal entity customer” thereunder, the Beneficial Ownership Regulation, to the extent reasonably requested by the Administrative Agent at least ten Business Days prior to the Effective Date.

(4) The Administrative Agent shall have received the favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (i) in-house counsel for the Borrower and (ii) Weil, Gotshal & Manges LLP, counsel to the Borrower. The Borrower hereby requests such counsel to deliver such opinions,

(5) Since December 31, 2021, there has been no Material Adverse Effect on the Borrower and its Subsidiaries, taken as a whole.

(6) The Administrative Agent having received a certificate, dated the Effective Date, that is (x) signed by the President, a Vice President, Treasurer or a Financial Officer of the Borrower (or any other officer of the Borrower duly authorized to execute such certificate), confirming, on and as of the Effective Date, (I) the representations and warranties of the Borrower set forth in this Agreement are true and correct in all material respects on and as of the Effective Date (except that (i) any representation or warranty which is already qualified as to materiality or by reference to Material Adverse Effect is true and correct in all respects on and as of the Effective Date and (ii) to the extent any representation or warranty is expressly related to an earlier date, such representation or warranty was true and correct in all material respects as of such earlier date) and (II) no Default or Event of Default has occurred and is continuing on and as of the Effective Date (or would result from the occurrence of the Effective Date), (y) signed by the secretary, assistant secretary or any other officer of the Borrower duly authorized to execute such certificate, certifying as to (i) specimen signatures of the persons authorized to execute Loan Documents on behalf of the Borrower, (ii) copies of the Borrower’s constituent organizational documents, and (iii) the resolutions of the board of directors or other appropriate governing body of the Borrower authorizing the execution, delivery and performance of the Loan Documents to which it is a party and (z) a certificate of good standing from the Secretary of State of the State of Delaware certifying as to the good standing of the Borrower.

(b) The obligations of the Lenders to make Loans or issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02) (such date, the “Closing Date”), which Closing Date shall occur on or before March 6, 2023:

(1) The Effective Date shall have occurred.

(2) The Lenders, the Issuing Banks, the Administrative Agent and the Lead Arrangers having received all fees and expenses required to be paid on or prior to the Closing Date, and in the case of expenses, for which invoices have been presented at least three Business Days before the Closing Date.

(3) The Administrative Agent having received a certificate, dated the Closing Date and signed by the President, a Vice President, Treasurer or a Financial Officer of the Borrower (or any other officer of the Borrower duly authorized to execute such certificate), confirming, on and as of the Closing Date, (x) the representations and warranties of the Borrower set forth in this Agreement are true and correct in all material respects on and as of the Closing Date (except that (i) any representation or warranty which is already qualified as to materiality or by reference to Material Adverse Effect is true and correct in all respects on and as of the Closing Date and (ii) to the extent any representation or warranty is expressly related to an earlier date, such representation or warranty was true and correct in all material respects as of such earlier date), (y) no Default or Event of Default has occurred and is continuing on and as of the Closing Date (or would result from the occurrence of the Closing Date, including the borrowing of any Loans on the Closing Date and the use of proceeds therefrom) and (z) that there has been no change to the matters contained in the certificates, resolutions or other equivalent documents since the date of their delivery pursuant to Section 4.01(a)(6)(y) (or otherwise attaching any applicable updates thereto).

(4) The Spin shall have been consummated or will be consummated substantially concurrently with occurrence of the Closing Date.

(5) To the extent any Borrowing will be requested to be made on the Closing Date, the delivery of a Borrowing Request.

The Administrative Agent shall notify the Borrower, the Issuing Banks and the Lenders of each of the Effective Date and the Closing Date, and each such notice shall be conclusive and binding. For the purposes of determining whether the conditions precedent specified in Section 4.01(a) or (b) have been satisfied, each Lender and each Issuing Bank shall be deemed to have consented to, approved, accepted or be satisfied with each document or other matter required thereunder to be consent to, approved by, acceptable to or satisfactory to the Lenders and/or the Issuing Banks, as applicable, unless the Administrative Agent shall have received notice from such Lender or such Issuing Bank prior to the Effective Date or the Closing Date, as applicable, specifying its objection thereto.

SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (other than any Borrowing on the Closing Date) or issue, amend or renew or extend any Letter of Credit (other than on the Closing Date) is subject to the satisfaction (or waiver in accordance with Section 9.02) of the following conditions:

(a) With respect to any Loan, the Administrative Agent shall have received a duly executed Borrowing Request, and, with respect to any Letter of Credit, the Administrative Agent and the applicable Issuing Bank shall have received a duly executed Letter of Credit request in compliance with Section 2.20(b) hereof or, in each case, such other notice or request reasonably satisfactory to the Administrative Agent;

(b) the representations of the Borrower set forth in this Agreement (except for the representations set forth in Section 3(e) and 3(f)) shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (except that (i) any representation or warranty which is already qualified as to materiality or by reference to Material Adverse Effect shall be true and correct in all respects (ii) to the extent any representation or warranty expressly relates to an earlier date, such representation or warranty shall have been true and correct as of such earlier date); and

(c) at the time of and immediately after giving effect to such Borrowing no Default or Event of Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in Sections 4.02(b) and 4.02(c).

ARTICLE V

AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments remain in effect or any Obligation or other amount is owing to any Lender, Issuing Bank or the Administrative Agent hereunder, the Borrower shall:

SECTION 5.01. Financial Statements; Compliance Certificates; Other Information and Notices. Furnish to the Administrative Agent and each Lender:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Deloitte & Touche LLP or other independent certified public accountants of nationally recognized standing;

(b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter;

(c) concurrently with the delivery of the financial statements referred to in Sections 5.01(a) and 5.01(b), a Compliance Certificate;

(d) reasonably promptly upon reasonable request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations; and

(e) promptly, upon any President, Treasurer or other executive financial officer of the Borrower obtaining actual knowledge thereof, give notice (unless available in the public filings or releases of the Borrower or its Subsidiaries) to the Administrative Agent and each Lender of the occurrence of any Default or Event of Default.

All financial statements required to be delivered pursuant to Section 5.01(a) and (b) above shall be complete and correct in all material respects and shall be prepared in accordance with GAAP. Timely filing of such financial statements and information with the Securities and Exchange Commission shall constitute compliance with Section 5.01(a) and 5.01(b).

SECTION 5.02. Keeping of Books. Keep proper books and records and maintain properties useful and necessary in its business except as would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.03. Preservation of Existence. (a) Preserve and maintain its existence and (b) comply in all material respects with all applicable laws, rules, regulations and orders, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; provided, however, in the case of the foregoing clause (a), the Borrower may consummate any merger or consolidation or other transaction permitted under Section 6.01.

ARTICLE VI

NEGATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments remain in effect or any Obligation or other amount is owing to any Lender, any Issuing Bank or the Administrative Agent hereunder:

SECTION 6.01. Fundamental Changes. The Borrower shall not consolidate with or merge into any other person or convey, transfer or lease its properties and assets substantially as an entirety to any person or persons, unless:

(a) the person formed by such consolidation or into which the Borrower is merged or the person which acquires by conveyance or transfer, or which leases, the properties and assets of the Borrower substantially as an entirety shall be a corporation, limited liability company, partnership, trust or other entity, and shall expressly assume, by an amendment or joinder supplemental hereto, executed and delivered to the Administrative Agent, in form satisfactory to the Administrative Agent, the due and punctual payment of the principal of and any interest or other expenses on all the Loans and the performance or observance of every covenant of this Agreement or the Fee Letters on the part of the Borrower to be performed or observed;

(b) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; and

(c) the Borrower (or such person so assuming the obligations of the Borrower) has delivered to the Administrative Agent and the Lenders such customary certificates, opinions or supplemental agreements, including as to authority and enforceability of any joinder, supplement or amendment documentation reasonably requested by the Administrative Agent, each in form and substance reasonably satisfactory to the Administrative Agent, and any information or documentation reasonably requested by any Lender through the Administrative Agent under any applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and, to the extent the Borrower constitutes a “legal entity customer” thereunder, the Beneficial Ownership Regulation.

(d) The foregoing shall not prohibit the Borrower from (i) converting its organizational form from a limited liability company to a corporation and/or (ii) changing its name to GE Healthcare Technologies, Inc., so long as, in each case, (1) the Borrower remains a Delaware entity and (2) the Borrower provides any information or documentation reasonably requested by any Lender through the Administrative Agent under any applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and, to the extent the Borrower constitutes a “legal entity customer” thereunder, the Beneficial Ownership Regulation.

SECTION 6.02. Liens. The Borrower shall not create, incur, assume or suffer to exist any Lien securing Indebtedness for borrowed money upon any of its property or assets, whether now owned or hereafter acquired, other than the following:

(a) Liens in connection with any sale, transfer, participation, pledge or other disposition of any receivables, payables, loans, leases, other payment rights (whether secured or unsecured) or other financial assets of the Borrower and any assets related to the foregoing (including any equipment or other assets subject to any lease), and in each case with all ancillary rights, supporting obligations and rights under any related credit support or hedging arrangements, in connection with any asset based financing or asset sale transaction or series of related transactions (including, without limitation, future flow financings, factorings, participations, asset backed securitizations, covered bonds, asset based lending and similar financing structures) that may be entered into by the Borrower in the ordinary course of business;

(b) (i) Liens granted to secure Indebtedness (including other obligations related thereto) in whole or in part acquired, advanced, guaranteed, insured or otherwise supported by any Governmental Authority, or any export-import bank, export credit agency, development bank or agency or other similar agency or (ii) Liens in favor of any Person who insures, assumes or secures credit risk or bad debt risk relating to any such Indebtedness referenced in (b)(i) above in the ordinary course of business;

(c) Liens on the property or assets of, or securing the Indebtedness of, a Person existing at the time such Person is consolidated or merged with, or at the time all or substantially all of the assets of such Person are acquired by, the Borrower;

(d) Liens in favor of any Governmental Authority to secure progress, advance or other payments pursuant to any agreement, contract or provision of any Applicable Law;

(e) Liens securing obligations under any repurchase or securities lending agreement or transaction or other similar short-term financings under 365 days entered into by the Borrower, including, but not limited to, any Liens granted to intermediaries providing clearing, custody or similar services;

(f) Liens on any LC Collateral Account as contemplated by Section 2.20(j) of this Agreement;

(g) Liens not permitted by the foregoing clauses (a) to (f), inclusive, if at the time of, and after giving effect to, the creation or assumption of any such Lien, the aggregate amount (without duplication) of all outstanding Indebtedness for borrowed money of the Borrower secured by all such Liens under this clause (g) does not exceed, together with the outstanding aggregate principal amount of Indebtedness incurred in reliance on Section 6.04(m), 10.0% of Consolidated Tangible Assets; and

(h) any extension, renewal, substitution or replacement (or successive extensions, renewals, substitutions or replacements), in whole or in part, of any Lien referred to in the foregoing clauses (a) to (g), inclusive.

SECTION 6.03. Financial Covenant. The Borrower shall not permit, on the last day of any fiscal quarter beginning with the first full fiscal quarter end date following the Closing Date, the Consolidated Leverage Ratio for the four consecutive fiscal quarters of the Borrower ending with such fiscal quarter end date to exceed 3.75:1.00 (the “Base Leverage Ratio”); provided that, in the event the Borrower consummates a Qualified Acquisition after the Closing Date, the Borrower may elect (a “Qualified Acquisition Election”) upon notice to the Administrative Agent on or prior to the date that the next Compliance Certificate is delivered pursuant to Section 5.01(c) following the consummation of such Qualified Acquisition, that the Consolidated Leverage Ratio level set forth above shall be increased from the Base Leverage Ratio to 4:50:1.00 for the four consecutive fiscal quarters ending after the consummation of such Qualified Acquisition (including the fiscal quarter in which the Qualified Acquisition was consummated), it being understood and agreed that, following such four fiscal quarters, the Consolidated Leverage Ratio applicable under this Section 6.03 shall be the Base Leverage Ratio; provided, further, that following any such four-quarter period during which the Base Leverage Ratio was increased following a Qualified Acquisition Election, there shall be two consecutive fiscal quarters for which the Base Leverage Ratio shall apply notwithstanding any further Qualified Acquisitions.

SECTION 6.04. Limitations on Non-Guarantor Subsidiary Indebtedness. The Borrower shall not permit any Subsidiary (other than any Subsidiary Guarantor) to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, other than the following:

(a) Indebtedness in existence on the date hereof;

(b) Indebtedness owed to the Borrower or any Subsidiary of the Borrower;

(c) Indebtedness incurred to finance the acquisition, lease, construction, replacement, repair or improvement of any assets, including financing lease obligations, mortgage financings and purchase money indebtedness (including any industrial revenue bonds, industrial development bonds and similar financings);

(d) Endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(e) Indebtedness that is effectively subordinated to the payment obligations of the Borrower to the Lenders and Issuing Banks hereunder to the reasonable satisfaction of the Administrative Agent;

(f) Indebtedness under swap agreements, hedge agreements or other similar arrangements entered into for the purpose of hedging risks associated with the Borrower’s and its Subsidiaries’ operations (including, without limitation, interest rate and foreign exchange and commodities price risks), in each case, in the ordinary course of business consistent with past practice and not for speculative purposes;

(g) Indebtedness of any Person that becomes a Subsidiary after the Effective Date (including any Indebtedness assumed in connection with the acquisition of a Subsidiary); provided that such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary;

(h) Indebtedness in respect of letters of credit (including trade letters of credit), bank guarantees or similar instruments issued or incurred in the ordinary course of business, including in respect of credit card obligations or any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers, workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims;

(i) Indebtedness in respect of bid, performance, surety, stay, customs, appeal or replevin bonds or performance and completion guarantees and similar obligations or with respect to reimbursement obligations with respect to trade obligations, in each case, incurred in the ordinary course of business, including guarantees or obligations of any Subsidiary with respect to letters of credit, bank guarantees or similar instruments supporting such obligation;

(j) Indebtedness in respect of credit card obligations, netting services, overdraft protections, treasury, depository, pooling and other cash management arrangements, including, in all cases, in connection with deposit accounts and any cash pooling arrangements;

(k) Indebtedness consisting of (x) the financing of insurance premiums with the providers of such insurance or their affiliates or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(l) Indebtedness constituting guarantees of Indebtedness otherwise permitted pursuant to this Section 6.04; and

(m) Indebtedness not permitted by the foregoing clauses (a) to (l), inclusive, if at the time of, and after giving effect to, the incurrence or assumption thereof, the aggregate outstanding amount (without duplication) of all such Indebtedness does not exceed, together with the aggregate outstanding principal amount of Indebtedness for borrowed money of the Borrower secured by Liens incurred or assumed pursuant to Section 6.02(g), 10.0% of Consolidated Tangible Assets.

ARTICLE VII

EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay when due any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement made to it;

(b) the Borrower shall fail to pay (i) any interest on any Loan or (ii) any fee payable under Section 2.09, and such failure shall not be cured within fifteen days after receipt by the Borrower of notice of such failure from the Administrative Agent;

(c) if a default shall occur in respect of any other Indebtedness of the Borrower in an aggregate principal amount of $300,000,000 or more and such default causes acceleration thereof;

(d) bankruptcy, reorganization, insolvency, receivership, or similar proceedings are instituted by or against the Borrower, and, if instituted against the Borrower, are not vacated within 60 days;

(e) the Borrower makes a general assignment for the benefit of creditors;

(f) the Borrower is unable to pay its debts generally as they become due and admits expressly such inability in writing;

(g) any representation or warranty made in writing or deemed made by or on behalf of the Borrower in or in connection with this Agreement, or in any report, certificate, financial statement or other document furnished in connection with this Agreement, shall prove to have been incorrect in any material respect when made or deemed made;

(h) the Borrower shall fail to observe or perform Section 5.03(a) or Article VI;

(i) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Sections 7(a), 7(b) or 7(h)), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent or the Required Lenders to the Borrower;

(j) one or more final judgments for the payment of money in an aggregate amount in excess of $300,000,000 (to the extent not covered by insurance as to which an insurance company has not denied coverage or by an indemnification agreement, with another creditworthy (as reasonably determined by the Borrower) indemnitor, as to which the indemnifying party has not denied liability) shall be rendered against the Borrower and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower to enforce any such judgment; or

(k) a Change of Control shall occur,

then, and in every such event (other than an event with respect to the Borrower described in Section 7(d) or 7(e)), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) make a demand for deposit of cash collateral pursuant to Section 2.20(j), and (iii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in Section 7(d) or 7(e), the Commitments shall automatically terminate and the principal of the Loans of the Borrower then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

Each of the Lenders and Issuing Banks hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto. The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender or Issuing Bank as any other Lender or Issuing Bank and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing by the Required Lenders, and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders or all the Lenders, as the case may be, or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender or an Issuing Bank, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and reasonably believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan or issuance of any Letter of Credit that by its terms must be fulfilled to the satisfaction of a Lender or Issuing Bank the Administrative Agent may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank, as applicable, prior to the making of such Loan or issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with the written consent of the Borrower (so long as no Event of Default pursuant to Section 7(a), (b), (d) or (e) exists), to appoint a successor. If no successor shall have been so appointed by the Required Lenders with any requisite consent of the Borrower and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, with the consent of the Borrower (so long as no Event of Default pursuant to Section 7(a), (b), (d) or (e) exists) appoint a successor Administrative Agent which shall be a bank with an office in New York, New York that has a combined capital and surplus of at least $500,000,000, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article VIII and Section 9.03 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

Each Lender and Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or Issuing Bank and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

In case of the pendency of any proceeding with respect to the Borrower under any United States (Federal or state) or foreign bankruptcy, insolvency, receivership, winding-up or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid by the Borrower and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim under Sections 2.12, 2.13, 2.16, 9.10, and 9.14) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.03).

Each Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each Issuing Bank shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article VIII with respect to any acts taken or omissions suffered by such Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in this
Article VIII included such Issuing Bank with respect to such acts or omissions and (ii) as additionally provided herein with respect to such Issuing Bank.

Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true: (i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans or the Commitments, (ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable, and the conditions of such exemption have been satisfied, with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, (iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement or (iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

In addition, unless clause (i) of the immediately preceding paragraph is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in clause (iv) of the immediately preceding paragraph, such Lender further (a) represents and warrants, as of the date such Person became a Lender party hereto, to and (b) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent, the Lead Arrangers and their Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that: none of the Administrative Agent, the Lead Arrangers or any of their Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

The Administrative Agent and the Lead Arrangers hereby inform the Lenders and the Issuing Banks that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the Transactions in that such Person or an Affiliate thereof (a) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (b) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (c) may receive fees or other payments in connection with the Transactions, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent fees, utilization fees, minimum usage fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

Each Lender and each Issuing Bank represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender or Issuing Bank, in each case in the ordinary course of business, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument (and each Lender and each Issuing Bank agrees not to assert a claim in contravention of the foregoing), (iii) it has, independently and without reliance upon the Administrative Agent, the Lead Arrangers, any Syndication Agent, any Documentation Agent or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Lead Arrangers, any Syndication Agent, any Documentation Agent or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Each Lender, by delivering its signature page to this Agreement on the Effective Date, or delivering its signature page to an Assignment and Acceptance or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.

Each Lender’s and each Issuing Bank’s obligations under this Article VIII shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender or an Issuing Bank, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

Anything herein to the contrary notwithstanding, the Lead Arrangers, the Administrative Agent, the Syndication Agent and the Documentation Agents shall not, in such capacities, have any powers, duties or responsibilities under this Agreement.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01. Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing (including by electronic transmission) and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or email with PDF attachment (unless any party has previously notified the other parties hereto that it does not wish to receive notices by email), as follows:

(a) if to the Borrower, to it at GE Healthcare Holding LLC, 500 West Monroe Street, Chicago, IL 60661, Attention of Treasurer;

(b) if to the Administrative Agent: Citibank, N.A., One Penns Way, OPS II, Floor 2, New Castle, DE 19720, Attention of Agency Operations (Telecopy No. 646-274-5080), email: AgencyABTFSupport@citi.com;

(c) if to any Issuing Bank, to it at its address as provided by such Issuing Bank from time to time to the Borrower; and

(d) if to any other Lender, to it at its address (or telecopy number or email) set forth in its Administrative Questionnaire.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02. Waivers; Amendments. Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment or change any applicable currency of any Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change any of the provisions of this Section 9.02, Section 2.14(b), the definition of “Required Lenders”, “Pro Rata Percentage” or any other provision hereof relating to “pro rata sharing” provisions, any payment “waterfall”, or specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided, further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent; provided, further that no such agreement shall amend, modify or otherwise affect the rights or duties of any Issuing Bank hereunder without the prior written consent of such Issuing Bank. If the Administrative Agent and the Borrower acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement, then the Administrative Agent and the Borrower shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement if the same is not objected to in writing by the Required Lenders within five Business Days of receipt of notice thereof.

SECTION 9.03. Expenses; Indemnity; Limitation on Liability. (a) The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Lead Arrangers, the Administrative Agent and their respective Affiliates, including the reasonable fees, charges and disbursements of a single counsel for the Lead Arrangers and the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and any amendments, modifications or waivers of the provisions hereof and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent or the Lenders, in connection with the enforcement or protection of its rights in connection with this Agreement.

(b) The Borrower shall indemnify the Lead Arrangers, the Administrative Agent, the Syndication Agent, the Documentation Agents and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable and documented out-of-pocket fees, charges and disbursements of counsel (in the case of legal fees, subject to the penultimate sentence of this paragraph), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or the performance by the parties hereto of their respective obligations hereunder, (ii) any Loan or the use of the proceeds therefrom or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any Indemnitee is a party thereto and regardless of whether such matter is initiated by a third party, the Borrower, its Affiliates or any of its or their equityholders, securityholders or creditors, or any other person; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses have resulted from (x) the gross negligence or willful misconduct of such Indemnitee or any of its Related Parties, in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction, (y) a material breach of the obligations of any Indemnitee or any of its Related Parties hereunder, in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction or (z) a claim, litigation, investigation or proceeding between or among Indemnitees that does not involve any act or omission by the Borrower or its Affiliates, other than against a Lead Arranger, the Administrative Agent or another agent in their capacity as such. It is understood and agreed that, to the extent not precluded by a conflict of interest, each Indemnitee shall endeavor to work cooperatively with the Borrower with a view toward minimizing the legal and other expenses associated with any defense and any potential settlement or judgment. To the extent reasonably practicable and not disadvantageous to any Indemnitee, it is anticipated that a single counsel selected by the Borrower may be used. Settlement of any claim or litigation involving any material indemnified amount will require the approvals of the Borrower (not to be unreasonably withheld or delayed) and the relevant Indemnitee (not to be unreasonably withheld or delayed). This Section 9.03(b) shall not apply with respect to Taxes other than Taxes that represent loses or damages arising from any non-Tax claim.

(c) In no event shall any party hereto assert any claim against any other party for indirect, special, incidental or consequential damages, losses or expenses; provided that this clause (c) shall not limit the Borrower’s obligations under clause (b) above.

(d) This Section 9.03 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the payment in full of the Obligations, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.04. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit in accordance with the definition of “Issuing Bank” herein), except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit in accordance with the definition of “Issuing Bank” herein), the Lead Arrangers, the Administrative Agent, the Syndication Agent, the Documentation Agents and, to the extent expressly contemplated hereby, the Related Parties of each of the Lead Arrangers, the Administrative Agent, the Syndication Agent, the Documentation Agents, the Administrative Agent, each Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender other than any Conduit Lender may assign to one or more assignees (other than a natural person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (i) each of the Administrative Agent and each Issuing Bank, except in the case of an assignment to a Lender (other than a Defaulting Lender), and the Borrower, except (x) in the case of an assignment to a Lender or an Affiliate of a Lender (other than, in either case, a Defaulting Lender) and (y) if any Event of Default under Section 7(a), Section 7(b), Section 7(d) or Section 7(e) has occurred and is continuing, must give its prior written consent to such assignment (such consents not to be unreasonably withheld, conditioned or delayed); provided, however, that Goldman Sachs Bank USA, as a Lender hereunder, may assign its rights and obligations hereunder to Goldman Sachs Lending Partners LLC without the consent of the Borrower or the Administrative Agent, (ii) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of an entire remaining amount of the assigning Lender’s Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consents, (iii) each partial assignment of a Lender’s rights and obligations under a Facility shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under such Facility, (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 payable by the assignor or the assignee, (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and (vi) the assignee, if applicable, shall, prior to the first date on which interest or fees are payable hereunder for its account, deliver to the Borrower and the Administrative Agent the documentation described in Section 2.13(e) and (f); provided, further that any consent of the Borrower otherwise required under this paragraph shall not be required if an Event of Default under Section 7(a), Section 7(b), Section 7(d) or Section 7(e) has occurred and is continuing. Upon acceptance and recording pursuant to Section 9.04(d), from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.16, and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.04(e). Notwithstanding the foregoing, any Conduit Lender may assign at any time to its designating Lender hereunder without the consent of the Borrower, the Administrative Agent or any Issuing Bank any or all of the Loans it may have funded hereunder and pursuant to its designation agreement and without regard to the limitations set forth in the first sentence of this Section 9.04(b).

(c) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 9.04(b) and any written consent to such assignment required by Section 9.04(b), the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e) Any Lender other than any Conduit Lender may, without the consent of the Borrower, the Administrative Agent or any Issuing Bank, sell participations to one or more banks or other entities (other than a natural person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person) (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Issuing Banks, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02 that affects such Participant. Subject to Section 9.04(f), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.16 to the same extent and subject to the same conditions as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.04(b) at the time of the participation. Each Lender that sells a participation, acting solely for tax purposes as a non-fiduciary agent of the Borrower, shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant in the Loans or other obligations under this Agreement (the “Participant Register”); provided that, except as set forth in the penultimate sentence of this Section 9.04(e), no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Loans or its other obligations hereunder) to any Person except to the extent that such disclosure is necessary to establish that such Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender, the Borrower and the Administrative Agent shall treat such person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary. In consideration of this Section 9.04(e), the Participant Register shall be available for inspection by the Borrower upon reasonable request and prior notice, provided that the Borrower in good faith determines it is necessary or appropriate to access the Participant Register in order to establish that the Loans and other obligations are in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.

The Borrower shall keep any information obtained from the Participant Register confidential, except to the extent that a taxing authority requires disclosure for the sole purpose of establishing that the Loans and other obligations are in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.

(f) A Participant shall not be entitled to receive any greater payment under Section 2.12 or 2.13 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Section 2.13 unless the Borrower is notified of the participation sold to such Participant and such Participant complies with Section 2.13 as though it were a Lender.

(g) Any Lender other than any Conduit Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or assignment to a federal reserve bank or any other central bank having jurisdiction over such Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall (i) release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto and (ii) be made to a natural person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person.

(h) The Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

(i) The Loans (including the notes evidencing such Loans) are registered obligations, and the right, title, and interest of the Lenders and their assignees in and to such Loans shall be transferable only upon notation of such transfer in the Register. A note shall only evidence the Lender’s or an assignee’s right, title and interest in and to the related Loan, and in no event is any such note to be considered a bearer instrument or obligation not in “registered form” within the meaning of Section 163(f) of the Code. This Section 9.04 shall be construed so that the Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (or any successor provisions of the Code or such regulations). For purposes of Treasury Regulation Section 5f.103-1(c) only, the Administrative Agent shall act as the Borrower’s agent for purposes of maintaining such notations of transfer in the Register and each applicable Lender shall act as the Borrower’s agent for purposes of maintaining notations in the Participant Register. Nothing in this Section 9.04 is intended to alter the U.S. federal income Tax withholding and reporting obligations that would exist between any Administrative Agent and any Lender or between any Lender and any Participant in the absence of this Section 9.04 pursuant to Section 2.13(i) or as otherwise required by Applicable Law.

SECTION 9.05. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Lead Arrangers and the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01(a), this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, email with PDF attachment or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent to accept electronic signatures in any form or format without its prior written consent. Without limiting the generality of the foregoing, the Borrower hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders and the Borrower and, if applicable, any Subsidiary Guarantor, electronic images of this Agreement (including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (ii) waives any argument, defense or right to contest the validity or enforceability of this Agreement based solely on the lack of paper original copies of this Agreement, including with respect to any signature pages thereto.

SECTION 9.06. Governing Law; Jurisdiction.

(a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

SECTION 9.07. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.08. Confidentiality. Each of the Administrative Agent, each of the Lenders and each of the Issuing Banks (including any Affiliate of any Issuing Bank that issues any Letter of Credit in accordance with the definition of “Issuing Bank” herein) agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or any credit insurance provider, (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations hereunder, (g) with the consent of the Borrower, (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender or any Issuing Bank on a nonconfidential basis from a source other than the Borrower or (i) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the Facility or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facility. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Bank on a nonconfidential basis prior to disclosure by the Borrower and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from the Borrower after the Effective Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.09. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

SECTION 9.10. Judgment Currency.

(a) If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in one currency into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency in the city in which it normally conducts its foreign exchange operation for the first currency on the Business Day preceding the day on which final judgment is given.

(b) The obligation of the Borrower in respect of any sum due from it to any Lender hereunder shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by such Lender of any sum adjudged to be so due in the Judgment Currency such Lender may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency; if the amount of Agreement Currency so purchased is less than the sum originally due to such Lender in the Agreement Currency, the Borrower agrees notwithstanding any such judgment to indemnify such Lender against such loss, and if the amount of the Agreement Currency so purchased exceeds the sum originally due to any Lender, such Lender agrees to remit to the Borrower such excess.

SECTION 9.11. USA PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act and the Beneficial Ownership Regulation. The Borrower shall promptly provide such information upon request by any Lender.

SECTION 9.12. No Fiduciary Duty. The Administrative Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Borrower, their stockholders and/or their affiliates. The Borrower agrees that nothing in this Agreement and any related documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and the Borrower, its stockholders or its affiliates, on the other. The Borrower acknowledges and agrees that (i) the transactions contemplated by this Agreement and any related documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Borrower, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of the Borrower, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise the Borrower, its stockholders or its Affiliates on other matters) or any other obligation to the Borrower except the obligations expressly set forth in this Agreement and any related documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of the Borrower, its management, stockholders, creditors or any other Person. The Borrower acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with such transaction or the process leading thereto.

SECTION 9.13. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in this Agreement or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under this Agreement may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(1) a reduction in full or in part or cancellation of any such liability;

(2) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement; or

(3) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

SECTION 9.14. Erroneous Payments.

(a) If the Administrative Agent (x) notifies a Lender, Issuing Bank, or any Person who has received funds on behalf of a Lender or Issuing Bank (any such Lender, Issuing Bank or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Bank or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 9.14 and held in trust for the benefit of the Administrative Agent, and such Lender or Issuing Bank shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Lender, Issuing Bank or any Person who has received funds on behalf of a Lender or Issuing Bank (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, Issuing Bank or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(1) it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(2) such Lender or Issuing Bank shall use commercially reasonable efforts to (and shall use commercially reasonable efforts to cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 9.14(b).

(3) For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 9.14(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 9.14(a) or on whether or not an Erroneous Payment has been made.

(c) Each Lender or Issuing Bank hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or Issuing Bank under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender or Issuing Bank under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a).

(d) (i) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Loans (but not its Commitments) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments), the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Acceptance (or, to the extent applicable, an agreement incorporating an Assignment and Acceptance by reference pursuant to an electronic platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any promissory notes evidencing such Loans to the Borrower or the Administrative Agent (but the failure of such Person to deliver any such promissory notes shall not affect the effectiveness of the foregoing assignment), (B) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, (D) the Administrative Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Administrative Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.

(ii) Subject to Section 9.04 (but excluding, in all events, any assignment consent or approval requirements (other than any consent of the Borrower required under Section 9.04(b))), the Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Administrative Agent) and (y) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Lender from time to time.

(e) The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender or Issuing Bank, to the rights and interests of such Lender or Issuing Bank, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided, that the Obligations of the Borrower under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Loans that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower; provided that this Section 9.14 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making such Erroneous Payment on the Obligations.

(f) To the extent permitted by Applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

(g) Each party’s obligations, agreements and waivers under this Section 9.14 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

SECTION 9.15. Subsidiary Guarantors.

(a) At any time, from time to time, the Borrower may cause any one or more of its Subsidiaries to guarantee its Obligations hereunder by causing such Subsidiary (each such Subsidiary, a “Subsidiary Guarantor”) to (a) execute and deliver to the Administrative Agent a counterpart of a guaranty in form and substance reasonably acceptable to the Borrower and the Administrative Agent and (b) deliver to the Administrative Agent documents of the types referred to in Section 4.01(a)(3), clauses (y) and (z) of Section 4.01(a)(6) and favorable opinions of counsel to such Subsidiary, in each case, in form, content and scope reasonably satisfactory to the Administrative Agent.

(b) Each Subsidiary Guarantor shall be automatically released from its guarantee obligations upon the earliest of (x) such Subsidiary ceasing to be a Subsidiary of the Borrower as a result of a transaction permitted hereunder, (y) upon the payment in full of all Obligations hereunder (other than (i) contingent indemnification obligations for which no claim has been made and (ii) Obligations in respect of Letters of Credit that have been cash collateralized pursuant to Section 2.20(j) or pursuant to other terms reasonably acceptable to the applicable Issuing Bank and the Administrative Agent or backstopped or rolled into another facility on terms reasonably acceptable to the applicable Issuing Bank and the Administrative Agent) and the termination of all Commitments hereunder and (z) notification from the Borrower to the Administrative Agent that (1) the Borrower desires that such Subsidiary Guarantor be released from its guarantee obligations and (2) no Default or Event of Default has occurred and is continuing prior to such release or would result as a result of such release.

(c) The Lenders and the Issuing Banks irrevocably authorize the Administrative Agent to, at the sole expense of the Borrower, execute and deliver (1) any guarantee contemplated by clause (a) above and (2) any documentation reasonably requested by the Borrower or any Subsidiary Guarantor to evidence any release in accordance with clause (b) above.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER GE HEALTHCARE HOLDING LLC

By:	/s/ Robert Giglietti
Name:	Robert Giglietti
Title:	President and Treasurer

[Signature Page to Syndicated Credit Agreement]

CITIBANK, N.A., as Administrative Agent and as a Lender

By:	/s/ Richard Rivera
Name:	Richard Rivera
Title:	Vice President

[Signature Page to Syndicated Credit Agreement]

BANK OF AMERICA, N.A., as a Lender and an Issuing Bank

By:	/s/ Darren Merten
Name:	Darren Merten
Title:	Director

[Signature Page to Syndicated Credit Agreement]

BNP PARIBAS, as a Lender

By:	/s/ Christoper Sked
Name:	Christoper Sked
Title:	Managing Director

By:	/s/ Nicolas Doche
Name:	Nicolas Doche
Title:	Vice President

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ William E. Briggs IV
Name:	William E. Briggs IV
Title:	Authorized Signatory

[Signature Page to Syndicated Credit Agreement]

MORGAN STANLEY BANK N.A., as a Lender and an Issuing Bank

By:	/s/ Michael King
Name:	Michael King
Title:	Authorized Signatory

[Signature Page to Syndicated Credit Agreement]

CHINA CONSTRUCTION BANK CORPORATION, NEW YORK BRANCH, as a Lender

By:	/s/ Qi Feng
Name:	Qi Feng
Title:	Deputy General Manager

[Signature Page to Syndicated Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender

By:	/s/ Annie Chung
Name: Annie Chung
Title: Director

By:	/s/ Marko Lukin
Name: Marko Lukin
Title: Vice President

[Signature Page to Syndicated Credit Agreement]

HSBC Bank USA, N.A., as a Lender

By:	/s/ Patrick Mueller
Name: Patrick Mueller
Title: Managing Director

[Signature Page to Syndicated Credit Agreement]

JPMorgan Chase Bank N.A., as a Lender

By:	/s/ Gregory T. Martin
Name: Gregory T. Martin
Title: Executive Director

[Signature Page to Syndicated Credit Agreement]

MIZUHO BANK, LTD., as a Lender

By:	/s/ Tracy Rahn
Name: Tracy Rahn
Title: Executive Director

[Signature Page to Syndicated Credit Agreement]

MUFG Bank, Ltd., as a Lender

By:	/s/ Jack Lonker
Name: Jack Lonker
Title: Authorized Signatory

[Signature Page to Syndicated Credit Agreement]

SUMITOMO MITSUI BANKING CORPORATION, as a Lender

By:	/s/ Cindy Hwee
Name: Cindy Hwee
Title: Director

[Signature Page to Syndicated Credit Agreement]

BANK OF CHINA, NEW YORK BRANCH, as a Lender

By:	/s/ Raymond Qiao
Name: Raymond Qiao
Title: Executive Vice President

[Signature Page to Syndicated Credit Agreement]

Australia and New Zealand Banking Group Limited, as a Lender

By:	/s/ Robert Grillo
Name: Robert Grillo
Title: Executive Director

[Signature Page to Syndicated Credit Agreement]

BANCO SANTANDER, S.A., NEW YORK BRANCH, as a Lender

By:	/s/ Andres Barbosa
Name: Andres Barbosa
Title: Managing Director

By:	/s/ Rita Walz-Cuccioli
Name: Rita Walz-Cuccioli
Title: Executive Director

[Signature Page to Syndicated Credit Agreement]

ING BANK N.V. DUBLIN BRANCH, as a Lender

By:	/s/ Cormac Langford
Name: Cormac Langford
Title: Director

By:	/s/ Sean Hassett
Name: Sean Hassett
Title: Director

[Signature Page to Syndicated Credit Agreement]

PNC Bank, National Association as a Lender

By:	/s/ Michael Richards
Name: Michael Richards
Title: SVP & Managing Director

[Signature Page to Syndicated Credit Agreement]

ROYAL BANK OF CANADA, as a Lender by its Attorneys,

By:	/s/ Hiba Abdul Wahid
Name: Hiba Abdul Wahid
Title: Vice President, Corporate Client Group-Finance

[Signature Page to Syndicated Credit Agreement]

SOCIIETE GENERALE, as a Lender

By:	/s/ Kimberly Metzger
Name: Kimberly Metzger\
Title: Director

[Signature Page to Syndicated Credit Agreement]

STANDARD CHARTERED BANK, as a Lender

By:	/s/ Kristopher Tracy
Name: Kristopher Tracy
Title: Director, Financing Solutions

[Signature Page to Syndicated Credit Agreement]

UNICREDIT BANK AG, NEW YORK BRANCH, as a Lender

By:	/s/ Kimberly Sousa
Name: Kimberly Sousa
Title: Managing Director

By:	/s/ Laura Shelmerdine
Name: Laura Shelmerdine
Title: Director

[Signature Page to Syndicated Credit Agreement]

BANCO BILBAO VIZCAYA, ARGENTARIA, S.A. NEW YORK BRANCH, as a Lender

By:	/s/ Brian Crowley
Name: Brian Crowley
Title: Managing Director

By:	/s/ Miriam Trautmann
Name: Miriam Trautmann
Title: Managing Director

[Signature Page to Syndicated Credit Agreement]

BARCLAYS BANK PLC, as a Lender

By:	/s/ Evan Moriarty
Name: Evan Moriarty
Title: Vice President

[Signature Page to Syndicated Credit Agreement]

CREDIT AGRICOLE COPRORATE AND INVESTMENT BANK, as a Lender

By:	/s/ Jill Wong
Name: Jill Wong Title: Director

By:	/s/ Gordon Yip
Name: Gordon Yip Title: Director

[Signature Page to Syndicated Credit Agreement]

Danske Bank, as a Lender

By:	/s/ Xiaoyi Lu
Name: Xiaoyi Lu Title: Relationship Manager

/s/ Christiaan Bernard Christiaan Bernard Senior Banker

[Signature Page to Syndicated Credit Agreement]